                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): March 2, 1998
                            ------------------------

                           NEXTEL INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

          WASHINGTON                      333-26649                     91-167-1412
(State of other jurisdiction of        (Commission File              (I.R.S. Employer
        incorporation)                     Number)                  Identification No.)
           1191 SECOND AVENUE, SUITE 1600, SEATTLE, WA                     98101
            (Address of principal executive offices)                    (Zip Code)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (206) 749-8000
         (Former name or former address, if changed since last report)

     Nextel International, Inc. (the "Company" or "Nextel International") is a leading international wireless communications services company based on the number of people and the number of specialized mobile radio ("SMR") channels in its licensed service area. The Company owns majority controlling interests in wireless communications services companies in Brazil, Mexico, Argentina and Peru and owns an equity interest and actively participates in the management of a wireless communications services company in the Philippines. In addition, upon consummation of the Private Placement (as defined below), the Company will own a 19.4% equity interest in Clearnet Communications Inc. ("Clearnet"), a Canadian wireless communications services company, and has a contractual right through its Chinese joint venture to receive 12.1% of the profits generated by a Global System for Mobile communications ("GSM") network in Shanghai, China (the "Shanghai GSM System"). The wireless communications services companies that the Company owns or has interests in and the right to receive profits in the Shanghai GSM System are referred to herein as the "Operating Companies." The Company's interest in the Shanghai GSM System is held through its 30% equity interest in a Chinese joint venture ("Shanghai CCT McCaw"). The Company currently plans to launch enhanced specialized mobile radio ("ESMR") commercial service in Sao Paulo during the first half of 1998, Buenos Aires and Rio de Janeiro during the second quarter of 1998 and Mexico City and Manila during the third quarter of 1998. The timing of the Company's currently planned launch schedule depends on a number of factors, some of which are beyond the Company's control. The Company's 1997 audited financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations are set forth below under Sections G and F, respectively.

FORWARD-LOOKING STATEMENTS

     A number of the matters and subject areas discussed herein that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may differ materially from the Company's actual future experience involving any one or more of such matters and subject areas. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from the Company's current expectations regarding the relevant matter or subject area. The operations and results of the Company's business also may be subject to the effect of other risks and uncertainties, including, but not limited to, general economic conditions in Latin America and Asia, as a result of the recent Asian economic crisis, the market segments that the Company is targeting for SMR and ESMR commercial services, future legislation or regulation by governmental entities in the markets in which the Operating Companies conduct their business, the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet the Company's service and deployment and marketing plans and customer demand, access to sufficient debt and equity financing to meet the Company's operating and financial needs, the successful deployment of the iDEN digital technology, the ability to achieve market penetration and average subscriber revenue level sufficient to provide financial viability to the Company's wireless communications business, the Company's ability to timely and successfully accomplish required scale-up of its billing, customer care and similar back-room operations to keep pace with anticipated customer growth and increased system usage, the quality and price of similar or comparable wireless communications services offered or to be offered by the Company's competitors, including providers of cellular and personal communications services, other wireless communications services or telecommunications generally and other risks and uncertainties described from time to time in the Company's other reports filed with the Securities and Exchange Commission.

ITEM 5.  OTHER EVENTS.

     The Company reports the following:

A. RECENT INVESTMENTS

     Brazil. On September 26, 1997, Nextel S.A. (formerly Airlink S.A.), a subsidiary of McCaw International (Brazil), Ltd. ("Nextel Brazil") and the holder of the SMR channels and related operating assets in Brazil acquired (i) 49% of the capital stock of MCS Telefonia, Ltda. ("MCS"), an indirect wholly owned subsidiary of Motorola, Inc. ("Motorola"); (ii) an option to purchase the remaining 51% of the capital stock of MCS; and (iii) certain assets of MCS (collectively the "MCS Transaction"). The MCS option is exercisable for $3.2 million upon receipt of certain necessary approvals from Brazilian regulatory authorities. In connection with the MCS Transaction, Motorola acquired 5% of the outstanding common stock of Nextel S.A. which effectively diluted the Company's ownership in its Brazilian operations to 77%.

     Argentina. The Company acquired the remaining 50% equity interest in Nextel Argentina S.R.L. ("Nextel Argentina," formerly McCaw Argentina S.A.) for $46 million on January 30, 1998 (the "Argentina Acquisition"). Nextel Argentina is the largest SMR channel holder in Argentina and has licenses to conduct a nationwide paging business. In December 1997, Nextel Argentina acquired an additional 60 SMR channels in Buenos Aires for $12 million in a government auction, increasing its SMR spectrum holdings in Buenos Aires to 12 MHz.

     Mexico. Since January 1, 1997, through a series of transactions, the Company has increased its equity interest in Comunicaciones Nextel de Mexico S.A. de C.V. ("Nextel Mexico," formerly Corporacion Mobilcom S.A. de C.V.) from 30.1% to 100% for consideration equal to approximately $132.2 million.

     Peru. On January 29, 1998, the Company purchased 70.1% of the common equity of Valorcom S.A., a Peruvian company ("Nextel Peru") for $27.9 million, $23.8 million of which will represent new capital to be contributed to Nextel Peru to finance the expansion, upgrade and operation of its wireless services business. To date, the Company has paid $7.0 million to Nextel Peru, and the remaining $20.9 million will be paid in the form of capital contributions which the Company expects will be made prior to July 30, 1998. Nextel Peru, through its subsidiaries, currently offers analog SMR services in the greater Lima area, and holds licenses covering 138 SMR channels. Nextel Peru currently plans to upgrade to ESMR service in 1999.

     Philippines. The Company has reached an agreement in principle with the three groups of local shareholders (the "Philippines Shareholders") of Infocom Communications Network, Inc. ("Nextel Philippines"), including the Gotesco group (the "Gotesco Group") which owns a 20% interest in Nextel Philippines, and is in the process of finalizing definitive documentation (the "Philippines Partner Agreement") that would (i) restructure the existing corporate governance arrangements to give the Company increased minority shareholder rights; (ii) provide for the purchase by the Company of existing shareholder loans of the Philippines Shareholders totaling approximately $19.6 million ($2.0 million of which the Company has already purchased), which loans, upon purchase by the Company, bear interest at 18% per annum and will be convertible into equity of Nextel Philippines; (iii) provide for the funding by the Company of Nextel Philippines' future capital needs, currently estimated to be $50 million for 1998, pursuant to loans which could, at the option of the Company, be converted into equity of Nextel Philippines; (iv) provide the Gotesco Group with the right to put its 20% interest to the Company for approximately $9.4 million, beginning on the date which is nine months after the closing of the Philippines Partner Agreement; and (v) allow the Company to call the Gotesco Group's 20% interest for approximately $11.6 million, if the Gotesco Group does not exercise its put right. The ability of the Company to convert shareholders loans into equity, satisfy the Gotesco put or call the Gotesco Group's 20% interest is subject to applicable Philippines foreign ownership rules.

B. PENDING OR POTENTIAL INVESTMENTS

     Indonesia. On August 15, 1997, the Company entered into a preliminary agreement with PT Gunung Sewu Kencana ("GSK"), a large diversified Indonesian company, which gives the Company the right, upon receipt of required regulatory approval, to purchase a 37.5% interest in PT Mitra Kencana Telekomunindo ("MKT"), an Indonesian corporation owned by GSK. MKT holds a provisional license for 80 SMR channels in Indonesia that can be converted into an operating license upon satisfaction of certain regulatory approvals. Although the Company believes that MKT presents it with significant opportunities to expand its SMR network in Asia, the Company does not intend to make any substantial investment in MKT until the economic and political conditions in Indonesia, and the economic conditions in Asia generally, have stabilized. To date, the Company has advanced $1.5 million to MKT in the form of a loan that is guaranteed by GSK.

     Japan. The Company is currently negotiating to purchase a minority equity interest in a digital wireless services provider in Japan that holds licenses in the 1.5 GHz frequency band. These licenses cover more than 125 million POPs. There can be no assurance that the Company will consummate a transaction with this provider.

C.  FINANCING PLAN

     The Company intends to issue senior discount notes due 2008 (the "Notes") for net proceeds of approximately $290 million pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Private Placement"). The Notes will initially not be registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. The Private Placement is part of the Company's financing plan designed to meet expected funding requirements that are estimated to total approximately $709 million during 1998 (the "1998 Plan"). Nextel International's expected funding sources and uses with respect to its 1998 Plan are described in the table below:

                  SOURCES                                         USES(1)
-------------------------------------------     -------------------------------------------
                                       (IN MILLIONS)
Gross proceeds from the Private                 System and related capital
  Placement............................ $300    expenditures........................... $449
Available cash, cash equivalents and            Cash used by operating activities,
  marketable securities at December 31,           financing fees and other corporate
  1997.................................  259(2) purposes...............................  102(3)
Operating Company vendor and bank               Pending or potential acquisitions of
  financings...........................  150(4)   licenses and investments.............   81(5)
                                                Completed acquisitions and
                                                investments............................   68(6)
                                                Contingent liabilities.................    9(7)
Total.................................. $709    Total.................................. $709

---------------
(1) Reflects the Company's anticipated share of capital expenses and other funding uses.

(2) Excludes cash held at the Operating Company level and includes $69 million of cash held by the Company which is restricted for use as equity investments under the Company's financing agreements and equipment purchases under certain infrastructure purchase contracts.

(3) Includes interest expense related to vendor and bank financings.

(4) Includes approximately $80 million assumed to be drawn during 1998 under the Argentina Credit Facility (as defined below) and the remaining $75 million (of which the Company's allocated share is approximately $70 million) assumed to be incurred by Nextel Brazil pursuant to its vendor financing agreement with Motorola.

(5) Represents amounts budgeted for pending or potential SMR license purchases and investments in new markets. Also includes $19.6 million expected to be used to purchase Philippines Shareholders' loans.

(6) Includes $46 million for the acquisition of the remaining 50% equity interest in Nextel Argentina on January 30, 1998 and $22 million representing the final payment for the remaining equity interest in Nextel Mexico.

(7) Reflects the $9 million contingent liability for the put right relating to Nextel Philippines, which is assumed to be exercisable during 1998.

     The Company believes that the sources described above will provide funds that in the aggregate are expected to be sufficient to implement the 1998 Plan including all currently anticipated cash needs of its business activities through 1998; however there can be no assurance that such funds will be sufficient. If, among other things, Nextel International's plans change, its assumptions regarding its funding needs associated with the further build-out, expansion and enhancement of the ESMR networks at the Operating Company level prove to be inaccurate, the other shareholders in certain of the Operating Companies do not fund their expected capital requirements, it consummates acquisitions or investments in addition to those currently contemplated or at prices higher than currently contemplated, it increases its equity ownership interests in certain of the Operating Companies beyond those currently contemplated, it experiences growth in its business or subscriber base greater than that which was anticipated in developing the 1998 Plan, it experiences unanticipated costs or competitive pressures, the relevant Operating Companies are unable to access funds under their existing financing agreements, or the net proceeds from the Private Placement, together with any other funds available to the Company and the Operating Companies or any other borrowings otherwise prove to be insufficient to meet such cash needs through 1998, the Company may be required to seek additional capital sooner than anticipated. The availability of borrowings under the Company's existing financing agreements are subject to the satisfaction or waiver of certain conditions. The Company will also require significant additional capital in years subsequent to 1998 to fund the further build-out, expansion and enhancement of its ESMR networks, to fund operating losses and for other purposes. To the extent the Company's then existing financing sources are insufficient to meet such needs, the Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all.

D. NEXTEL BRAZIL

     The Company has executed an interconnect agreement with Telecomunicacoes de Sao Paulo S.A. and Telecomunicacoes Brasileiras S.A. for the provision of interconnect services on its planned ESMR network. The Company is planning to launch commercial ESMR service in Sao Paulo during the first half of 1998. The Company's planned launch schedule for ESMR commercial service in Sao Paulo is based on a number of important factors, the most significant of which are the receipt prior to launch of: (i) use and operations licenses (the "Operations Licenses") for the sites located in the greater Sao Paulo area; (ii) project installation approval from Anatel for 25 remaining cell sites (approval for 125 cell sites has already been obtained) and (iii) post-installation operating approval from Agencia Nacional de Telecomunicacoes ("Anatel"). Applications for Operations Licenses are filed with the city government and require the approval of four separate departments, three of which are municipal departments (secretary of housing; planning bureau and secretary of construction and safety) and the fourth of which (fire department) is a state government department. Although the Company believes it will be able to obtain Operations Licenses for all of the sites necessary for commercial operation of digital ESMR services in Sao Paulo before the end of the first half of 1998, no assurance can be given that it will be able to do so. Any delay in obtaining Operations Licenses for the sites necessary for commercial operation of digital ESMR services in Sao Paulo or Anatel project or post-installation approval would delay the launch of commercial ESMR service in Sao Paulo.

     The Company's planned launch of ESMR commercial service in Rio de Janeiro during the second quarter of 1998 is also subject to the receipt prior to such launch of Anatel project and post installation approval as well as Operations Licenses for sites located in the greater Rio de Janeiro area. Any delay in obtaining such Operations Licenses or Anatel project or post installation approval would delay the launch of commercial ESMR service in Rio de Janeiro to after the second quarter of 1998.

E. PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated balance sheet as of December 31, 1997 gives effect to (i) the Argentina Acquisition; (ii) the issuance of 82.54 shares of the Company's Series A Redeemable Exchangeable Preferred Stock, par value $10.00 per share (the "Series A Preferred Stock"), to Nextel Communications Inc. ("Nextel Communications") in consideration of $8.3 million owed by the Company to Nextel Communications; and (iii) the transfer to the Company by Nextel Communications of securities representing a 15.7% equity interest in Clearnet, in exchange for shares of Series A Preferred Stock, which will occur immediately prior to the consummation of the Private Placement (the "Clearnet Transaction") as if they had occurred at December 31, 1997. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to: (i) Nextel Communications' acquisition of an 81% interest in Nextel Brazil for $186.3 million in market value of Nextel Communications Class A Common Stock and the simultaneous contribution of such interest to the Company;
(ii) the MCS Transaction; (iii) the increase in the Company's ownership interest in Nextel Mexico through a series of transactions, from 30.1% to 100%; (iv) the Argentina Acquisition; (v) the offering (the "Existing Notes Offering") on March 6, 1997 by the Company of its 13% Senior Discount Notes due 2007 (the "Existing Notes"); (vi) the Clearnet Transaction and (vii) other issuances of the Series A Preferred Stock. The pro forma data do not give effect to the acquisition of a 70.1% equity interest in Nextel Peru. The following pro forma consolidated financial statements have been derived from, and should be read in conjunction with, the consolidated historical financial statements of the Company, including the notes thereto. The pro forma adjustments are described in the notes to the pro forma consolidated financial statements. The pro forma consolidated financial statements are not necessarily indicative of the operating results or financial position that would have been achieved by the Company, nor are they intended to be indicative of the Company's future operating results or financial position.

                    PRO FORMA CONSOLIDATED BALANCE SHEET(1)
                            AS OF DECEMBER 31, 1997
                                 (IN THOUSANDS)

                                                       THE            NEXTEL           NEXTEL       CLEARNET AND
                                                     COMPANY        ARGENTINA        ARGENTINA         OTHER
                                                   (HISTORICAL)    (HISTORICAL)    ADJUSTMENTS(2)   ADJUSTMENTS        PRO FORMA
                                                   ------------    ------------    --------------   ------------       ----------
Total current assets............................    $  309,821       $ 12,410        $  (46,000)      $                $  276,231
Property, plant and
  equipment, net................................       136,210         39,193                                             175,403
Investment in unconsolidated subsidiaries.......       106,489                          (62,758)                           43,731
Intangible assets, net..........................       526,000         29,016            30,607
                                                                                          9,000                           594,623
Other noncurrent assets.........................        44,518          5,674                           77,097(3)         127,289
                                                     ---------        -------          --------        -------         ----------
Total assets....................................    $1,123,038       $ 86,293        $  (69,151)      $ 77,097         $1,217,277
                                                     =========        =======          ========        =======         ==========
Total current liabilities.......................    $   86,513       $ 57,739        $  (49,597)      $ (8,254)(4)     $   86,401
Deferred income taxes...........................       120,777                            9,000          7,392(3)         137,169
Long-term debt..................................       597,809                               --                           597,809
                                                     ---------        -------          --------        -------         ----------
Total liabilities...............................       805,099         57,739           (40,597)          (862)           821,379
Minority interest...............................        21,910                                                             21,910
Stockholders' equity............................       296,029         28,554           (28,554)        69,705(3)
                                                                                                         8,254(4)         373,988
                                                     ---------        -------          --------        -------         ----------
Total liabilities and
  stockholders' equity..........................    $1,123,038       $ 86,293        $  (69,151)      $ 77,097         $1,217,277
                                                     =========        =======          ========        =======         ==========

                                                        (footnotes on next page)

               PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS(1)
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           NEXTEL          NEXTEL                         NEXTEL
                                                            THE            BRAZIL          MEXICO           MCS         ARGENTINA
                                                          COMPANY       (HISTORICAL)    (HISTORICAL)    (HISTORICAL)   (HISTORICAL)
                                                        (HISTORICAL)        (5)             (6)             (7)            (8)
                                                        ------------    ------------    ------------    ------------   ------------
Revenues.............................................     $ 13,015         $1,137         $  4,781         $3,686        $  3,693
Costs and expenses related to revenues...............        7,424            200            1,356            721           1,386
Selling, general and administrative..................       26,768          1,130            3,072          2,289          11,551
Depreciation and amortization........................       18,381            453            1,824            514           3,150
                                                          --------         ------           ------         ------        --------
Operating loss.......................................      (39,558)          (646)          (1,471)           162         (12,394)
Interest income......................................       19,666             26              396
Interest expense.....................................      (56,583)          (237)          (1,492)
Loss from equity method investments..................      (11,401)
Other, net...........................................        5,561             49              355                           (181)
Minority interest....................................        2,085
                                                          --------         ------           ------         ------        --------
Income (loss) before income tax benefit
  (provision)........................................      (80,230)          (808)          (2,212)           162         (12,575)
Income tax benefit (provision).......................        6,282            115               (1)
                                                          --------         ------           ------         ------        --------
Net income (loss)....................................     $(73,948)        $ (693)        $ (2,213)        $  162        $(12,575)
                                                          ========         ======           ======         ======        ========
Net loss per share, basic and diluted................     $  (2.03)
Weighted average shares outstanding..................       36,500


                                                       ADJUSTMENTS       PRO FORMA
                                                       -----------       ---------
Revenues.............................................   $                $  26,312
Costs and expenses related to revenues...............                       11,087
Selling, general and administrative..................                       44,810
Depreciation and amortization........................       8,597(9)
                                                            2,301(10)       35,220
                                                         --------        ---------
Operating loss.......................................     (10,898)         (64,805)
Interest income......................................                       20,088
Interest expense.....................................     (10,489)(11)     (68,801)
Loss from equity method investments..................       3,255(12)
                                                            4,486(13)       (3,660)
Other, net...........................................                        5,784
Minority interest....................................         652(14)        2,737
                                                         --------        ---------
Income (loss) before income tax benefit
  (provision)........................................     (12,994)        (108,657)
Income tax benefit (provision).......................       2,082(15)        8,478
                                                         --------        ---------
Net income (loss)....................................   $ (10,912)       $(100,179)
                                                         ========        =========
Net loss per share, basic and diluted................                    $   (2.74)
Weighted average shares outstanding..................                       36,500

---------------
 (1) For purposes of conforming the presentation of the pro forma consolidated financial statements, certain historical amounts have been summarized.

 (2) Adjustments, on a preliminary basis, to record the acquisition of the remaining 50% of Nextel Argentina including: (i) the payment of $46.0 million of cash and the elimination of $62.8 million from investment in unconsolidated subsidiaries to effect the consolidation of Nextel Argentina's assets and liabilities; (ii) the allocation of $30.6 million of the purchase price to licenses; (iii) the recognition of goodwill and deferred taxes of $9.0 million related to the difference between the tax basis and book basis of the licenses; (iv) the reclassification and elimination of approximately $49.6 million of shareholder advances to Nextel Argentina; and (v) the elimination of the historical equity of Nextel Argentina totaling $28.6 million.

 (3) Gives effect to the Clearnet Transaction and assumes issuance of Series A Preferred Stock with an initial liquidation value of $69.7 million in exchange for the receipt of securities representing an approximate 15.7% equity interest in Clearnet (based on the Clearnet closing stock price of
    $11 3/8 per share on December 31, 1997). As part of the Clearnet Transaction the Company will record a deferred tax liability ($7.4 million based on the same closing stock price).

 (4) Reflects issuance of Series A Preferred Stock in consideration of the extinguishment of $8.3 million of obligations owed by the Company to Nextel Communications, including $1.7 million of such obligations owed under the Tax Sharing Agreement (as defined herein).

 (5) Represents historical results of Nextel Brazil prior to the acquisition on January 30, 1997.

 (6) Represents historical results of Nextel Mexico prior to its consolidation with the Company's financial statements effective September 1, 1997.

 (7) Represents historical results of MCS prior to the acquisition on September 26, 1997.

 (8) Represents the historical results of the subsidiaries of Nextel Argentina to the extent their results are not included in the Company's historical Consolidated Statement of Operations.

 (9) Gives effect to the amortization of licenses totaling approximately $377.0 million recognized in the Nextel Brazil, Nextel Mexico, MCS and Nextel Argentina transactions over 20 years.

(10) Gives effect to the amortization of goodwill totaling approximately $113.7 million recognized in the Nextel Brazil, Nextel Mexico and Nextel Argentina transactions over 20 years.

(11) Gives effect to the interest expense and amortization of debt issue costs related to the Existing Notes Offering as if it had occurred on January 1, 1997. No adjustment has been made to include interest income earned on the net proceeds from the Existing Notes Offering prior to their actual issuance on March 6, 1997.

(12) Gives effect to the reversal of the equity in net loss of Nextel Mexico previously recognized by the Company.

(13) Gives effect to the reversal of equity in net loss of Nextel Argentina previously recognized by the Company.

(14) Gives effect to the additional 4% minority interest in Nextel Brazil recognized as a result of the MCS Transaction.

(15) Gives effect to the tax benefit derived from the amortization of the licenses obtained in the Nextel Brazil and Nextel Mexico transactions.

F. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     GENERAL

     Nextel International is a leading international wireless communications services company based on the number of people and the number of SMR channels in its licensed service areas. The Company provides wireless communications services in five of the largest cities in Latin America and two of the largest cities in Asia. The Company's markets cover approximately 248 million people ("POPs"), approximately 131 million of which are in Latin America. Nextel International is the largest SMR service provider in Brazil and Mexico, and holds the largest SMR channel position in Argentina. The Company's strategy is focused on using its leading analog dispatch or SMR channel positions in its principal markets, together with Nextel Communications' experience and supplier relationships, to upgrade its services from analog dispatch to digital ESMR services, using Motorola's iDEN technology. The Company currently plans to launch ESMR commercial service in Sao Paulo during the first half of 1998, Buenos Aires and Rio de Janeiro during the second quarter of 1998 and Mexico City and Manila during the third quarter of 1998. The timing of the Company's currently planned launch schedule depends on a number of factors, some of which are beyond the Company's control. The Company's upgrade to digital networks will allow it to increase capacity significantly and to offer in a single digital subscriber unit, additional services and advanced features, such as direct connect (group calling and instant conferencing), telephone interconnect and text messaging services.

     As of December 31, 1997, the Company directly or indirectly owned 100% of Nextel Mexico; 50% of Nextel Argentina, accounted for using the equity method; 30% of Nextel Philippines, accounted for using the equity method; 3.7% of Clearnet, accounted for as an investment available-for-sale and reflected at fair market value and a contractual right to receive 12.1% of the profits of the Shanghai GSM System, accounted for as a cost method investment. Additionally, the Company, through an 81% equity interest in Nextel Brazil and Nextel Brazil's 95% equity interest in Nextel S.A., held a 77% equity interest in Nextel S.A. Accordingly, the Company's consolidated financial statements include the accounts of Nextel Brazil and Nextel Mexico commencing January 30, 1997 and September 1, 1997, respectively, which are the dates when the Company acquired a controlling interest in the respective companies. Prior to September 1, 1997, Nextel Mexico was accounted for using the equity method. The Company's consolidated financial statements include the accounts of Nextel Argentina prior to May 6, 1997, when it was contributed to a joint venture (the "Argentina Joint Venture") in which the Company then owned 50% of the outstanding equity. The Company's initial acquisition of an 81% interest in Nextel Brazil on January 30, 1997, the MCS Transaction and the Company's increase in its equity interest in Nextel Mexico (through a series of transactions) from 30.1% to 100% were accounted for under the purchase method and the excess of the purchase price over book value was allocated to licenses and goodwill based on their preliminary estimated fair values and will be amortized over 20 years.

     On January 1, 1997 and March 3, 1997, respectively, Nextel International (Services), Ltd. ("Nextel Services") (formerly McCaw International (Services), Ltd.) and Nextel International (CANMEX), Ltd. ("Nextel Canmex"), both wholly owned subsidiaries of Nextel Communications, were merged into the Company. As these mergers represented transfers between companies under common control, they have been accounted for in a manner similar to poolings of interest; accordingly, the historical financial statements reflect the combined financial position and results of operations of the Company, Nextel Services and Nextel Canmex for all periods presented.

     On January 29, 1998, the Company acquired 70.1% of the common equity of Nextel Peru for $27.9 million, $23.8 million of which will represent new capital to be contributed to Nextel Peru to finance the expansion, upgrade and operation of its wireless services business. To date the Company has paid $7.0 million to Nextel Peru and the remaining $20.9 million will be paid in the form of capital contributions, which the Company expects will be made prior to July 30, 1998. On January 30, 1998, the Company acquired an additional 50% equity interest in Nextel Argentina through the Argentina Acquisition. Accordingly, the Company's historical financial statements for 1998 will consolidate the accounts of Nextel Peru and Nextel Argentina. The acquisition of Nextel Peru and the Argentina Acquisition were accounted for under the purchase method and the excess of the purchase price over book value was allocated to licenses and goodwill based on their preliminary estimated fair value and will be amortized over 20 years. In addition, the Company has negotiated the right to acquire a 37.5% interest in MKT, an Indonesian joint venture, which holds a provisional license for 80 SMR channels. The Company's further participation in MKT through the acquisition of such 37.5% interest is subject to receipt of certain Indonesian regulatory approvals. To date the Company has advanced approximately $1.5 million as loans to MKT (which are guaranteed by the holder of the principal ownership interest in MKT). The Company does not intend to make any substantial investment in the joint venture until the economic and political conditions in Indonesia, and the economic conditions in Asia generally, have stabilized. To the extent the Company does acquire a 37.5% interest in MKT, under U.S. GAAP as in existence on the date hereof, such investment would be accounted for under the equity method. Upon consummation of the Clearnet Transaction, the Company intends to continue to account for its 19.4% interest in Clearnet as an investment in marketable securities reflected at fair market value.

     The accounts of the Company's consolidated foreign subsidiaries and those foreign subsidiaries accounted for under the equity method are presented utilizing accounts as of a date one month earlier than the accounts of the Company and its United States subsidiaries to ensure timely reporting of consolidated results.

     REVENUES

     The Company derives its revenues primarily from (i) activation fees, which are the initial charges paid by a new subscriber for service; (ii) monthly fixed access charges, which vary depending on the plan chosen by the subscriber; (iii) airtime charges, which are billed based on usage; (iv) monthly rental charges, which are derived from the leasing of wireless equipment; (v) the sale of handsets to subscribers; and (vi) in certain markets, various local taxes and fees which are passed on to customers. Each Operating Company sets the pricing of the different components of its services in accordance with its marketing plan in each of the markets in which it operates, taking into account, among other things, competitive factors. Usage revenues are accrued for during the month incurred and billed at the end of the monthly billing cycle. Rental fee revenues and monthly fixed access charges are billed in advance and recognized in the period service was delivered. Equipment sales are recognized at the time of sale.

     In general, revenue per subscriber is higher in the Company's markets than in the United States. In 1996 the average monthly analog SMR revenue per subscriber in the United States was approximately $16 compared to $50 in the Company's Latin American markets. In 1996, the average monthly cellular revenue per subscriber in the United States was approximately $48 compared to $88 in the Company's principal markets ($88 represents the combined average monthly cellular bill for Argentina, Brazil, Mexico, Peru and the Philippines). In part, this is due to the poor quality of landline service and unsatisfied demand for telephony services generally found in emerging markets. In many emerging markets, including most of those in which the Operating Companies conduct business, wireless service is often used as a substitute for landline service, which increases the relative usage per subscriber and the revenue per subscriber. As the Company upgrades its existing analog SMR networks to ESMR networks and begins to offer enhanced services and features, it expects increased revenue per subscriber. Over time, the Company expects such increases will be partially offset by a decline in rates resulting from increased competition and lower average usage per subscriber.

     By principally targeting business customers, the Company believes it experiences lower customer turnover, lower acquisition costs per subscriber and a generally more stable customer base than if it targeted customers in the general population. In addition, customers using the Company's ESMR systems will be required to have ESMR handsets which are not compatible with or adaptable for use on a cellular or PCS system. The Company believes that the cost incurred by a customer switching to a competing cellular or PCS service may also result in lower turnover.

     Historically, the Company has experienced relatively high rates of churn and bad debt expenses. However, the Company has taken a number of steps to reduce these levels including tightening the credit screening process, instituting the requirement of longer term contracts and formulating more aggressive collection processes.

     The Company expects the revenues of the Operating Companies to increase significantly over the next few years due to the planned launch of ESMR commercial service in Sao Paulo in the first half of 1998 and in

Buenos Aires and Rio de Janeiro during the second quarter of 1998 and Mexico City and Manila during the third quarter of 1998. In addition, as the Company upgrades its existing analog SMR networks to ESMR networks, it anticipates its revenues will increase substantially due to the large increase in subscriber capacity that results from ESMR system design and operation and the expected increase in average revenue per subscriber that is expected to result from the Company's ability to offer enhanced services and features for which it can charge higher fees.

     The Company is subject to the laws and regulations governing telecommunication services in effect in each of the countries in which the Operating Companies conduct business. These laws and regulations cover, among other things, the number of licenses that can be used in any one service area by affiliated companies, the construction and loading requirements necessary to retain a license, the number of telephone numbers that can be assigned to an individual licensee and the type of customer to whom service can be provided and the rights of a licensee to interconnect with a public telecommunications network. Each of these factors can have a significant influence on the Company's ability to generate revenues and are subject to change by the governmental agency responsible for determining the laws and regulations in the respective countries. The Company cannot predict what future laws and regulations might be passed that could have a material effect on the Company's results of operations. The Company assesses the impact of significant changes in laws and regulations on a regular basis.

     COSTS AND EXPENSES RELATED TO REVENUES

     Costs and expenses related to revenues include both the cost of radio service revenue and the cost of equipment sales and maintenance. Cost of radio service revenue represents the cost of maintaining networks, interconnection charges, site lease costs, technical expenses and utilities. The Company anticipates the cost of radio service revenue will increase with the expansion of its wireless networks. However, as a percentage of revenue, the Company anticipates that cost of radio service revenue will decrease over time as a result of economies of scale in operations and efficiencies achieved through digital technology. Cost of equipment sales and maintenance represents the cost of equipment sold or leased. As the Company expands, the cost of equipment sales and maintenance as a percentage of related revenue is expected to decrease over time as a result of the expected decrease in the cost of handsets and other wireless communications equipment.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     At the corporate level, selling, general and administrative expenses consist primarily of compensation expenses and to a lesser extent include expenses such as rent, professional fees and other general corporate expenses. At the Operating Company level, selling, general and administrative expenses consist primarily of customer acquisition costs, advertising and to a lesser degree, salaries and office expenses. Prior to 1997, substantially all of selling, general and administrative expenses were incurred at the Nextel International level. As the consolidated Operating Companies continue to expand their wireless communications networks and add subscribers, the Company expects a larger portion of selling, general and administrative expenses to be incurred at the Operating Company level. The Company expects selling, general and administrative expenses to increase over time as it continues to expand its operations. As a percentage of revenues, however, the Company expects these expenses will decrease as a result of anticipated revenue growth as the number of subscribers increases.

     The Company is billed directly on a monthly basis by landline telephone companies for interconnect services and by various governments for taxes. The Company bills its subscribers for these charges and taxes and is responsible for collecting the charges and taxes from them. Many of the countries in which the Company operates do not have established credit bureaus, thereby making it more difficult for the Company to ascertain the creditworthiness of potential customers. Accordingly, the Company experiences a relatively high level of bad debt expense in most of its markets. In particular, the Company's bad debt expense as a percentage of revenue and customer turnover in Brazil and Argentina have been significantly higher than that in the Company's other markets.

     DEPRECIATION AND AMORTIZATION

     Historically, the Company's depreciation and amortization expense has been primarily attributable to the depreciation of property, plant and equipment at its corporate headquarters. As a result of the acquisition of Nextel Brazil in January 1997, Nextel Mexico in August 1997, Nextel Argentina and Nextel Peru in January 1998 and possible future acquisitions, the Company expects depreciation and amortization to increase significantly.

     INTEREST INCOME

     Interest income represents income earned on notes receivable, cash and cash equivalents and marketable securities. Interest income is expected to increase temporarily as the net proceeds of the Private Placement are invested pending their application as set forth under "Financing Plan."

     INTEREST EXPENSE

     Historically, interest expense has consisted of amounts payable on the Existing Notes and to a lesser extent outstanding borrowings under the Brazil Motorola Financing (as defined below). Interest expense is expected to increase in future periods as a result of the Private Placement and additional indebtedness including the Brazil Motorola Financing and the Argentina Credit Facility (as defined below).

     LOSS FROM EQUITY METHOD INVESTMENTS

     Loss from equity method investments represents the Company's proportionate share of net income or loss from its investments in companies of which it owns between 20% and 50%. For the year ended, December 31, 1997, loss from equity method investments consisted of the Company's proportionate share of net losses from its interest in Nextel Mexico prior to obtaining a majority interest in August 1997, 30% interest in Nextel Philippines and 50% interest in Nextel Argentina after May 6, 1997. Loss from equity method investments also includes amortization of the excess purchase price over net assets acquired in its investments in entities accounted for under the equity method.

     OTHER, NET

     Other, net consists primarily of foreign currency transaction gains and losses. In addition, it also includes fees received for management services provided to Shanghai CCT McCaw and Nextel Philippines.

     MINORITY INTEREST

     Minority interest represents the 19% interest in Nextel Brazil (or approximately 23% interest in Nextel S.A. subsequent to the MCS Transaction) not owned by the Company and the 23% minority interest in Nextel Mexico not owned by the Company prior to acquiring 100% of Nextel Mexico.

     INCOME TAX BENEFIT (PROVISION)

     The Company is subject to income taxes in the United States and in each of the jurisdictions in which the Operating Companies conduct business. In the United States, the Company is included in the consolidated tax return of Nextel Communications; however, the tax accounts are stated as if the Company filed a separate return pursuant to the terms of a Tax Sharing Agreement between the Company and Nextel Communications dated as of March 6, 1997 (the "Tax Sharing Agreement").

     In the periods prior to the Company's merger with Nextel Canmex, the Company was precluded from recognizing income tax benefits associated with its U.S. net operating losses because it was not reasonably certain that the Company would generate taxable income. Historically on a stand-alone basis, Nextel Canmex generated taxable income from the interest earned on its investments of cash and cash equivalents. As accounting rules related to the pooling of interest method of accounting preclude the offsetting of the Company's historical net operating losses against Nextel Canmex's historical taxable income, the Company has recognized only the Nextel Canmex income tax expense in the combined financial statements presented prior to the merger date. Subsequent to the merger, which occurred in the first quarter of 1997, the Company combined the tax attributes of the merged companies. The Company is obligated to pay to Nextel Communications, pursuant to the Tax Sharing Agreement, amounts for taxes paid by Nextel Communications because net operating losses at the Operating Company level cannot be used for United States income tax purposes and interest expense on the Existing Notes is not, and interest expense on the Notes is not expected to be, deductible for United States income tax purposes.

     Subsequent to the acquisitions of Nextel Brazil and Nextel Mexico, the Company recognized income tax benefit related to its operations in Brazil and Mexico. Certain of the Brazilian and Mexican subsidiaries have taxable temporary differences allowing for the recognition of the tax benefits derived from net operating losses. The Company expects that the tax benefits from net operating losses in these Brazilian and Mexican subsidiaries will continue to be recognized in its financial statements throughout 1998.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has incurred historical net losses of approximately $104.5 million from January 1, 1995 through December 31, 1997. These losses resulted from expenditures required for the development of the Company's wireless communications networks, other start-up costs and the fact that as of December 31, 1997 only $13.0 million of consolidated revenues had been recorded. The Company expects to continue to incur increasing losses and negative operating cash flows as it continues to build-out and upgrade its existing wireless communications networks. Through December 31, 1997, funds necessary to finance the Company's activities have been provided to the Company primarily by its parent, Nextel Communications, in the form of equity contributions and from the net proceeds of the Existing Notes Offering, and to a lesser extent from vendor financing, including the existing vendor financings made available by Motorola (the "Motorola Financing"). Nextel Communications is not obligated to provide any additional funding to the Company.

     Net cash provided by (used in) operating activities for 1995, 1996 and 1997 approximated $6.1 million, $(2.9) million and $(16.5) million, respectively. In 1995 and 1996, cash from operating activities consisted mainly of interest income generated from cash held by Nextel Canmex offset by selling, general and administrative expenses of the Company. During 1997, cash used in operations consisted primarily of selling, general and administrative expenses related to the development and management of wireless communication networks in Brazil and Mexico offset by interest income earned on the proceeds of the Existing Notes.

     Net cash used in investing activities approximated $47.9 million, $72.3 million and $389.2 million, for 1995, 1996, and 1997, respectively. In 1995, investing activities consisted of the purchase of SMR licenses and investments in Nextel Mexico. During 1996, the Company's investments consisted primarily of the purchase of analog infrastructure equipment and equity interests in Nextel Mexico and Nextel Philippines. During 1997, cash used in investing activities consisted of the purchase of ESMR infrastructure equipment, additional ownership interests in Nextel Mexico and investments in marketable securities.

     Net cash provided by financing activities approximated $1.6 million, $43.0 million and $512.4 million, for 1995, 1996, and 1997, respectively. In both 1995 and 1996, financing activities consisted mainly of capital contributions from Nextel Communications, which were partially offset by repayment of amounts due to Nextel Communications. During 1997, cash provided by the Company's financing activities consisted mainly of proceeds from the issuance of the Existing Notes, offset by repayment of other long-term debt and amounts due to Nextel Communications.

     The Company currently estimates its funding requirements for 1998 to be approximately $709 million. These amounts consist primarily of the purchase of switches and other equipment, the acquisition of cell sites, the cost of constructing the network, loading subscribers, the acquisition of licenses and investments and funding of operating losses. The Company currently estimates that approximately $227 million of such requirements will be related to expenditures in Brazil, $161 million in Argentina, $152 million in Mexico, $29 million in Peru and $74 million in the Philippines. See "Financing Plan."

     A group of shareholders of Nextel Brazil, has the right between October 31, 2001 and November 1, 2003, to require Nextel Brazil to redeem its 19% interest in Nextel Brazil (or approximately 18% interest in

Nextel S.A.) at fair market value as determined pursuant to an appraisal procedure (the "Nextel Brazil Put"). Motorola has the right to cause Nextel Peru to acquire all shares of Nextel Peru held by Motorola and its affiliates (the "Nextel Peru Put") at the appraised fair market value of such shares if Motorola owns at least 19% of the outstanding shares of Nextel Peru and Nextel Peru does not purchase ESMR infrastructure equipment from Motorola, provided that such ESMR infrastructure equipment is technologically competitive and is offered to Nextel Peru on competitive commercial terms. Upon execution of the Philippine Partner Agreement, the Gotesco Group, one of the Philippine Shareholders, will have the right (the "Gotesco Put Right" and collectively with the Nextel Brazil Put and the Nextel Peru Put the "Operating Company Puts"), exercisable nine months after the execution of the Philippine Partner Agreement, to put its 20% interest in Nextel Philippines to the Company at a purchase price of approximately $9.4 million. The Company anticipates that it would seek any required funding to meet any obligation under its Operating Company Puts through the issuance of additional debt and equity securities at the Company and such Operating Company's level, future equity investments in such Operating Company by new local partners and capital contributions from Nextel Communications in the form of cash or common stock of Nextel Communications. Nextel Communications has no obligation to provide any such financing in any form and there can be no assurance that the Company or any of the Operating Companies will be successful in obtaining all of the amounts required to fund the Operating Company Put obligations. The failure to fund any Operating Company Put may have a material adverse effect on the Company. In addition to the Operating Company Puts, the Company and certain Operating Companies have certain deferred payment obligations that will mature during and after 1998. Pursuant to a services agreement entered into between Nextel Mexico and certain shareholders of Grupo San Luis, in connection with the Company's purchase of Grupo San Luis' equity interest in Nextel Mexico, Nextel Mexico has agreed to pay such shareholders aggregate consulting fees of approximately $6.6 million in January 1999 as consideration for regulatory advice and consulting services rendered to Nextel Mexico. The Company is obligated to pay to Nextel Peru the remaining purchase price of $20.9 for its equity interest in Nextel Peru. Additionally, in connection with the Argentina Credit Facility, the Company will agree to contribute at least $50 million of additional capital in the form of cash or new equipment to Nextel Argentina by December 31, 1999.

     In November 1996, Nextel Communications, Nextel International and Motorola entered into the Motorola MOU. Under the Motorola MOU, Motorola agreed to provide an aggregate of up to $400 million in vendor financing to Nextel Communications and Nextel International for the worldwide purchase of iDEN equipment and services and ancillary products (such as switches). In March 1997, Motorola and Nextel Communications entered into a term sheet increasing the maximum worldwide vendor financing available to Nextel Communications and Nextel International to $650 million, with a maximum non-U.S. amount outstanding of $400 million, subject to certain per country limits as agreed in the Motorola MOU. The Motorola MOU sets a limit of $125 million per country (other than the United States and Canada) on the amount that may be borrowed under the Motorola Financings. In June 1997 and October 1997, the Company and Motorola entered into definitive agreements for financing the purchase of up to $14.7 million and $125 million of equipment by Nextel Philippines (the "Philippines Motorola Financing") and Nextel Brazil (the "Brazil Motorola Financing"), respectively.

     Commitments provided by Motorola to provide financing to any Operating Company (other than Clearnet) including Nextel Brazil and Nextel Philippines, count 100% against Motorola's $650 million aggregate commitment. Currently, Motorola has not committed any financing to any Operating Company other than the Motorola Financings described below. The Motorola MOU contemplates that the loans under the Motorola Financings will bear interest at a rate of 2% to 4% over prime rate, depending on the Operating Company placing the order and the country in which such company is installing the iDEN equipment, and that such loans could have a maturity of up to six years. Borrowings by an Operating Company may be secured by all the assets of such Operating Company and it is expected that the Company will guarantee such borrowings on a pro rata basis based on the equity interest of the Company in the Operating Company incurring such borrowings.

     Any amounts available to be borrowed by the Operating Companies under the Motorola Financing will be reduced by any amounts borrowed by Nextel Communications and its subsidiaries other than the Company and the Operating Companies. Nextel Communications has committed to the Company that at least $95 million of the financing contemplated to be provided by Motorola pursuant to the Motorola MOU will be available to the Company. On February 2, 1998, Nextel Communications announced its intention to enter into a new and increased bank credit facility with respect to its United States operations, and that upon consummation of such new facility, it intended to repay in full all amounts owing under its United States vendor financing arrangements with, among other lenders, Motorola and to terminate all related agreements and lines of credit with Motorola that relate to the United States. Although Nextel Communications has indicated no present intention to borrow any additional amounts from Motorola pursuant to the Motorola MOU, Motorola and Nextel Communications are not precluded in the future from entering into agreements to make such financing available to Nextel Communications and its U.S. subsidiaries. Accordingly, there can be no assurance that more than $95 million under the Motorola Financing will be available to fund the Operating Companies' equipment purchases. In addition, to the extent total amounts outstanding from Motorola to Nextel Communications and its subsidiaries, including the Company and the Operating Companies (other than Clearnet), plus requests for additional financing from Motorola by Nextel Communications and its subsidiaries (other than the Company and the Operating Companies) would exceed $650 million, the Company is required to repay or cause to be repaid sufficient borrowings such that after giving effect to such repayment, the total amount of loans outstanding from Motorola to Nextel Communications and its subsidiaries, including the Company and the Operating Companies (other than Clearnet), will not exceed $650 million. Nextel Communications has agreed with the Company not to borrow more than $400 million under the Motorola MOU.

     In June 1997, Nextel Philippines and Motorola entered into the Philippines Motorola Financing which provides vendor financing of up to $14.7 million. As of December 31, 1997, all of the $14.7 million had been borrowed. The Philippines Motorola Financing matures in June 1999, and provides for an annual interest rate of LIBOR plus 505.5 basis points.

     In October 1997, Nextel Brazil and Motorola Credit entered into the Brazil Motorola Financing. The Brazil Motorola Financing is repayable in semiannual installments over a period of 42 months commencing June 30, 2000 and bears interest at an annual rate periodically determined by the Company at either LIBOR plus 4.63% or the prime rate plus 2.5%. As of December 31, 1997 $50.3 million had been drawn, and the remaining $74.7 million was available for future borrowings.

     On March 6, 1997, the Company received net proceeds of approximately $482 million from the Existing Notes Offering, $223 million of which has been used through December 31, 1997 to fund acquisitions, capital expenditures and operating losses.

     On December 19, 1997, Nextel Argentina entered into a binding commitment letter with The Chase Manhattan Bank for a $100 million senior secured facility (the "Argentina Credit Facility"). The Argentina Credit Facility is subject to the execution of definitive loan and security documentation and the commitment letter expires on March 27, 1998. Loans under the Argentina Credit Facility will bear interest at a rate equal to either (i) the ABR plus 2.75% (ABR is the highest of the prime rate, the base CD rate plus 1% and the federal funds rate plus 0.5%) or (ii) the Eurodollar rate plus 3.75% (the Eurodollar rate is the LIBO rate multiplied by the statutory reserve rate). The loans under the Argentine Credit Facility will be repaid in quarterly installments beginning September 30, 2000 and ending March 31, 2003.

     The Company believes that the net proceeds from the Private Placement, together with available cash, cash equivalents and marketable securities and borrowings expected to be available under the existing Motorola Financings and the Argentina Credit Facility, will be sufficient to fund the Company's current operations, including the planned expansion of its existing operations, during 1998; however, there can be no assurance that such funds will be sufficient. If, among other things, the Company's plans change, its assumptions regarding its funding needs associated with the further build-out, expansion and enhancement of its ESMR network at the Operating Company level prove to be inaccurate, the other shareholders in certain of the Operating Companies do not fund their expected capital requirements, it consummates acquisitions or investments in addition to those currently contemplated or at higher prices than currently contemplated, it increases its existing equity ownership interests in certain of the Operating Companies beyond currently contemplated increases, it experiences growth in its business or subscriber base greater than that which was anticipated in developing the 1998 Plan, it experiences unanticipated costs and/or competitive pressures, the Operating Companies are unable to access funds under the existing Motorola Financings and or the Argentina Credit Facility, or the net proceeds from the Private Placement together with any other funds available to the Company and the Operating Companies or any other borrowings otherwise prove to be insufficient to meet cash needs through 1998, the Company may be required to seek additional capital sooner than currently anticipated. The availability of borrowings under the existing Motorola Financings and under the Argentina Credit Facility are subject to the satisfaction or waiver of certain conditions. The Company will also require significant additional capital in years subsequent to 1998 to fund the further build-out, expansion and enhancement of its ESMR networks, to fund operating losses and for other purposes. To the extent the Company's then existing financing sources are insufficient to meet such needs, the Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all.

     In the future, the Company may consider obtaining financing from various sources, including vendor financing provided by equipment suppliers (including the Motorola Financings), project financing from commercial banks and international agencies such as International Finance Corporation and Overseas Private Investment Corporation, bank lines of credit and sales of equity and debt issued by the Operating Companies and/or the Company. To the extent the Company issues debt, its leverage and debt service obligations will increase. There can be no assurance that the Company will be able to raise such capital on satisfactory terms, if at all.

     Nextel International intends to structure its future capital contributions to the Operating Companies as equity contributions and/or loans and thereafter to rely on the payment of dividends and/or interest and principal payments as a means of obtaining cash from the Operating Companies. The Company will evaluate on an on-going basis which means of contributing cash to the Operating Companies is most effective.

     The Company owns 100% of Nextel Mexico and Nextel Argentina, 81% of Nextel Brazil (or approximately 77% of Nextel S.A.) and 70.1% of Nextel Peru. The Company's other assets consist of minority ownership interests in Nextel Philippines and passive minority investment stakes in the Shanghai GSM System and Clearnet and as of February 13, 1998, cash and cash equivalents of approximately $117.6 million consisting primarily of $97.6 million of net cash proceeds remaining from the Existing Notes Offering. Even though the Company participates in the management of the Operating Companies (except in China and Canada) and has certain contractual rights designed to protect its interests as a minority shareholder, it cannot control the outcome of matters submitted to the shareholders of the Operating Companies in which it has less than a majority interest. In addition, the Company may be unable to access the cash flow of its affiliated companies because (i) it does not have the requisite control to cause such entities to pay dividends and (ii) substantially all of such entities are parties to or expected to become parties to vendor financing or other borrowing agreements that severely restrict or prohibit the payment of dividends, and such entities are likely to continue to be subject to such restrictions and prohibitions for the foreseeable future. The existing Motorola Financings prohibit and the Argentina Credit Facility is expected to prohibit the payment of dividends to the Company by the Operating Companies that have debt outstanding thereunder. Any future vendor or bank financings are likely to include similar covenants prohibiting the payment of dividends. To the extent indebtedness that prohibits the payment of dividends by the Operating Companies is outstanding in 2002 and 2003, when cash interest payments on the Existing Notes and the Notes, respectively, are required to be made, the Company would need to obtain funds for such interest payments from other sources. The Company does not have a revolving credit or other facility providing for funding of the Company. In addition, to the extent the Company contributes capital to the Operating Companies in the form of loans, interest payments to the Company may be subject to withholding taxes.

INFLATION AND FOREIGN CURRENCY EXCHANGE

     The net monetary assets of the Company's subsidiaries are subject to foreign currency exchange risks since they are maintained in local currency. Certain of the Operating Companies conduct business in countries in which the rate of inflation is significantly higher than that of the United States. The Company will attempt to protect its earnings from inflation and possible currency devaluation by trying to periodically adjust the relevant Operating Companies' prices in local currencies and in some cases setting such prices in direct relation to the U.S. dollar. However, there can be no assurance that any significant devaluation against the U.S. dollar could be offset, in whole or in part, by a corresponding price increase. While the Company routinely assesses its foreign currency exposure, the Company has not entered into any hedging transactions.

     The countries in which the Operating Companies now conduct business generally do not restrict the repatriation or conversion of local or foreign currency. There can be no assurance, however, that this will be the case in each market that the Company may enter in the future or that this situation will continue in the Company's existing markets. The Operating Companies are all directly affected by their respective countries' governmental, economic, fiscal and monetary policies and other political factors.

NET OPERATING LOSS CARRYFORWARDS

     As of December 31, 1997, there were the following net operating losses ("NOLs") at the Operating Company level: (i) $13.7 million in Brazil; (ii) $20.0 million in Argentina and (iii) $67.8 million in Mexico. Such NOLs are only available to be utilized as a potential future reduction of taxes at the Operating Company level and their use in any one year may be limited by the Operating Companies' ability to generate sufficient taxable income.

IMPACT OF YEAR 2000 ISSUE

     The Company and Nextel Communications are evaluating the Company's computer systems and software to determine whether they will function properly with respect to dates in the year 2000 and thereafter. Management believes that most of the Company's computer systems and software are year 2000 compliant. However, the Company cannot assess the impact of the Year 2000 on operators of public switched telecommunications networks ("PSTNs") or other (such as electric and utility) service providers in the countries in which the Company operates. Because the Company's systems will be interconnected with those of PSTN and will be dependent upon the systems of other service providers, any disruption of operations in the computer programs of such service providers would likely have an impact on the Company's systems in such countries and there can be no assurance that such impact will not have a material adverse effect on the Company's operations in such countries.

G. NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES, AUDITED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
Nextel International, Inc.
Seattle, Washington

     We have audited the accompanying consolidated balance sheets of Nextel International, Inc. and subsidiaries (the Company) as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Seattle, Washington

February 19, 1998

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                          1996          1997
                                                                        --------     ----------
                                     ASSETS
CURRENT ASSETS:
     Cash and cash equivalents (of which $68,992 is restricted as of
      December 31, 1997).............................................   $ 53,029     $  159,790
     Marketable securities...........................................         --        128,560
     Accounts receivable, less allowance for doubtful accounts of $0
      and $1,003.....................................................        540          3,838
     Radios and accessories..........................................        830          1,749
     Prepaid and other...............................................        183         15,884
     Notes receivable................................................      5,704             --
                                                                        --------     ----------
          Total current assets.......................................     60,286        309,821
PROPERTY, PLANT AND EQUIPMENT, net of accumulated depreciation of $74
  and $1,992.........................................................      8,703        136,210
INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES, at cost less equity in net
  losses of $5,991 and $7,526........................................     98,982        106,489
INTANGIBLE ASSETS, net of accumulated amortization of $0 and
  $14,664............................................................     10,878        526,000
INVESTMENTS AND OTHER ASSETS.........................................     20,518         44,518
                                                                        --------     ----------
                                                                        $199,367     $1,123,038
                                                                        ========      =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable................................................   $  1,306     $   24,456
     Accrued expenses and other......................................      4,513         51,592
     Due to parent...................................................    152,783          8,254
     Current portion of long-term debt...............................         --          2,211
                                                                        --------     ----------
          Total current liabilities..................................    158,602         86,513
LONG-TERM DEBT.......................................................         --        597,809
DEFERRED INCOME TAXES................................................      1,562        120,777
                                                                        --------     ----------
     Total liabilities...............................................    160,164        805,099
MINORITY INTEREST....................................................         --         21,910
COMMITMENTS AND CONTINGENCIES (NOTES 2, 8 AND 11)
STOCKHOLDERS' EQUITY:
     Common stock (73,000,000 shares authorized, no par value,
      36,500,000 shares issued and outstanding)......................     65,043        395,428
     Accumulated deficit.............................................    (28,741)      (102,689)
     Unrealized gain on investments, net of tax......................      2,901          3,290
                                                                        --------     ----------
          Total stockholders' equity.................................     39,203        296,029
                                                                        --------     ----------
                                                                        $199,367     $1,123,038
                                                                        ========      =========

                See notes to consolidated financial statements.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                        1995             1996            1997
                                                    ------------     ------------     -----------
REVENUES
     Radio service revenue.......................   $         --     $         --     $    10,589
     Equipment sales and maintenance.............             --               --           2,426
                                                    ------------     ------------     -----------
                                                              --               --          13,015
                                                    ------------     ------------     -----------
OPERATING EXPENSES
     Cost of radio service revenue...............             --               --           6,189
     Cost of equipment sales and maintenance.....             --               --           1,235
     Selling, general and administrative.........            277            9,318          26,768
     Depreciation and amortization...............             19              168          18,381
                                                    ------------     ------------     -----------
                                                             296            9,486          52,573
                                                    ------------     ------------     -----------
OPERATING LOSS...................................           (296)          (9,486)        (39,558)
                                                    ------------     ------------     -----------
OTHER INCOME (EXPENSE)
     Interest income.............................          6,233            4,300          19,666
     Interest expense............................             --             (323)        (56,583)
     Loss from equity method investments.........         (6,853)          (5,991)        (11,401)
     Other, net..................................        (15,002)             379           5,561
     Minority interest...........................             --               --           2,085
                                                    ------------     ------------     -----------
                                                         (15,622)          (1,635)        (40,672)
                                                    ------------     ------------     -----------
LOSS BEFORE INCOME TAX BENEFIT (PROVISION).......        (15,918)         (11,121)        (80,230)
INCOME TAX BENEFIT (PROVISION)...................         (2,119)          (1,355)          6,282
                                                    ------------     ------------     -----------
NET LOSS.........................................   $    (18,037)    $    (12,476)    $   (73,948)
                                                    ------------     ------------     -----------
NET LOSS PER COMMON SHARE, BASIC AND DILUTED.....   $      (0.49)    $      (0.34)    $     (2.03)
                                                     ===========      ===========      ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING....................................     36,500,000       36,500,000      36,500,000
                                                     ===========      ===========      ==========

                See notes to consolidated financial statements.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                                   RETAINED
                                            COMMON STOCK           EARNINGS        UNREALIZED
                                       ----------------------    (ACCUMULATED     GAIN (LOSS)
                                         SHARES       AMOUNT       DEFICIT)      ON INVESTMENTS     TOTAL
                                       ----------    --------    ------------    --------------    --------
BALANCE, January 1, 1995............           --    $     --     $    1,772        $     --       $  1,772
     Common stock issued............   36,500,000          --             --              --             --
     Capital contributions from
       parent.......................           --      20,181             --              --         20,181
     Net loss.......................           --          --        (18,037)             --        (18,037)
     Unrealized gain on investments,
       net of tax...................           --          --             --           8,023          8,023
                                       ----------    --------       --------          ------       --------
BALANCE, December 31, 1995..........   36,500,000      20,181        (16,265)          8,023         11,939
     Capital contributions from
       parent.......................           --      44,862             --              --         44,862
     Net loss.......................           --          --        (12,476)             --        (12,476)
     Unrealized loss on investments,
       net of tax...................           --          --             --          (5,122)        (5,122)
                                       ----------    --------       --------          ------       --------
BALANCE, December 31, 1996..........   36,500,000      65,043        (28,741)          2,901         39,203
     Capital contributions from
       parent.......................           --     315,585             --              --        315,585
     Issuance of warrants in
       connection with private
       placement....................           --      14,800             --              --         14,800
     Net loss.......................           --          --        (73,948)             --        (73,948)
     Unrealized gain on investments,
       net of tax...................           --          --             --             389            389
                                       ----------    --------       --------          ------       --------
BALANCE, December 31, 1997..........   36,500,000    $395,428     $ (102,689)       $  3,290       $296,029
                                       ==========    ========       ========          ======       ========

                See notes to consolidated financial statements.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                             (DOLLARS IN THOUSANDS)

                                                             1995            1996             1997
                                                         ------------    ------------     ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.............................................      $(18,037)       $(12,476)        $(73,948)
Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
     Depreciation and amortization...................            19             168           18,381
     Interest accretion on long-term debt, net of
       capitalization................................            --              --           53,681
     Loss from equity method investments.............         6,853           5,991           11,401
     Deferred income taxes...........................            --              --          (14,292)
     Minority interest...............................            --              --           (2,085)
     Investment impairment...........................        15,000              --               --
     Change in current assets and liabilities:
          Accounts receivable........................            --            (540)           1,374
          Radios and accessories.....................            --            (830)             586
          Prepaid and other..........................           (11)           (172)         (13,167)
          Accounts payable, accrued expenses and
            other....................................         2,239           7,052            8,052
          Other......................................            --          (2,176)          (6,447)
                                                           --------         -------
     Net cash provided by (used in) operating
       activities....................................         6,063          (2,983)         (16,464)
                                                           --------         -------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures............................           (36)         (8,818)        (101,892)
     Purchase of marketable securities...............            --              --         (227,957)
     Proceeds from sale of marketable securities.....            --              --          100,729
     Purchase of licenses............................       (10,135)           (743)              --
     Issuance of notes receivable....................            --          (5,703)              --
     Acquisition of additional equity interests in
       consolidated subsidiaries.....................            --              --          (35,131)
     Investments in unconsolidated subsidiaries......       (36,962)        (57,022)        (120,976)
     Other...........................................          (762)             --           (3,926)
                                                           --------         -------
     Net cash used in investing activities...........       (47,895)        (72,286)        (389,153)
                                                           --------         -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayments to parent, net.......................       (18,589)         (1,866)         (23,556)
     Capital contributions from parent...............        20,181          44,862            6,366
     Capital contributions from minority
       stockholders..................................            --              --            1,387
     Proceeds from issuance of warrants..............            --              --           14,800
     Net proceeds from issuance of long-term debt....            --              --          517,828
     Repayment of long-term debt.....................            --              --           (4,447)
                                                           --------         -------
     Net cash provided by financing activities.......         1,592          42,996          512,378
                                                           --------         -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....       (40,240)        (32,273)         106,761
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.......       125,542          85,302           53,029
                                                           --------         -------
CASH AND CASH EQUIVALENTS, END OF PERIOD.............      $ 85,302        $ 53,029         $159,790
                                                           ========         =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid during the year for interest..........      $     --        $     --         $  1,993
                                                           ========         =======
     Cash paid during the year for income taxes......      $     --        $     --         $     --
                                                           ========         =======

                See notes to consolidated financial statements.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                 (DOLLARS IN THOUSANDS, UNLESS OTHERWISE NOTED)

1.  SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS AND BUSINESS ORGANIZATION: Nextel International, Inc. (the "Company") is an indirect, wholly owned subsidiary of Nextel Communications, Inc. (Nextel Communications, Inc. and its wholly owned subsidiaries are referred to herein as "Nextel Communications"). The Company currently provides wireless communications services in five of the largest cities in Latin America and two of the largest cities in Asia, primarily utilizing specialized mobile radio ("SMR") channels in its licensed service areas. The Company is the largest SMR service provider in Brazil and Mexico, and holds the largest SMR channel position in Argentina.

     The Company's strategy is focused on using its leading analog dispatch or SMR channel positions in its principal markets, together with Nextel Communications' experience and supplier relationships, to upgrade its services from analog dispatch to digital enhanced specialized mobile radio ("ESMR") services. The Company's upgrade to digital networks will allow it to increase capacity significantly and offer in a single digital subscriber unit, additional services and advanced features such as direct connect (group calling and instant conferencing), telephone interconnect and text messaging services. The Company is upgrading its analog SMR networks to digital ESMR networks using the integrated Digital Enhanced Network ("iDEN") technology developed by Motorola, Inc. ("Motorola") and deployed by Nextel Communications in certain of its markets. The Company also continues to assess opportunities to enter into new markets, particularly in Latin America and Asia.

     PRINCIPLES OF CONSOLIDATION: As of December 31, 1997, the Company directly or indirectly owned 100% of Comunicaciones Nextel de Mexico S.A. de C.V. ("Nextel Mexico") (formerly Corporacion Mobilcom S.A. de C.V.); 50% of McCaw Argentina S.R.L. ("Nextel Argentina") (formerly McCaw Argentina S.A.), accounted for using the equity method; 30% of Infocom Communications Network, Inc. ("Nextel Philippines"), a Philippine company, accounted for using the equity method; 3.7% of Clearnet Communications, Inc. ("Clearnet"), accounted for as an investment available-for-sale and reflected at fair market value; and a contractual right to receive 12.1% of the profits of the Shanghai GSM System (See Note 2), accounted for as a cost method investment. Additionally, the Company through an 81% equity interest in McCaw International (Brazil), Ltd. ("Nextel Brazil") (formerly Wireless Ventures of Brazil ("WVB")) and Nextel Brazil's 95% equity interest in Nextel S.A. (formerly Airlink S.A.), held a 77% equity interest in Nextel S.A., a Brazilian company. Accordingly, the Company's consolidated financial statements include the accounts of Nextel Brazil and Nextel Mexico commencing January 30, 1997 and September 1, 1997, respectively, which are the dates when the Company acquired a controlling interest in the companies (See Note 2). Prior to September 1, 1997, Nextel Mexico was accounted for using the equity method. The Company's consolidated financial statements also include the accounts of Nextel Argentina prior to May 6, 1997, at which time it was contributed to Nextel International (Argentina), Ltd., (the "Argentina Joint Venture") a joint venture in which the Company owns 50% (See
Note 2). Subsequent to May 6, 1997, the Argentina Joint Venture is accounted for using the equity method.

     The accounts of the Company's consolidated foreign subsidiaries and foreign subsidiaries accounted for under the equity method are presented utilizing accounts as of a date one month earlier than the accounts of the Company and its U.S. subsidiaries to ensure timely reporting of consolidated results.

     The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

1.  SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     CONCENTRATIONS OF RISK: For the year ended December 31, 1997, $3,348 and $9,605 of the Company's revenues were generated in Mexico and Brazil, respectively. As of December 31, 1997, $288,695 and $420,242 of the Company's assets were located in Mexico and Brazil, respectively (See Note 15). Additionally, the Company's assets include $106,489 related to its investments in unconsolidated subsidiaries located in Argentina, China and the Philippines (See Note 4).

     The Company is party to certain equipment purchase agreements with Motorola (See Notes 11 and 14). For the foreseeable future the Company expects that it will need to rely on Motorola for the manufacture of a substantial portion of the equipment necessary to construct its digital ESMR networks.

     USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company is subject to the laws and regulations governing telecommunication services in effect in each of the countries in which it operates. These laws and regulations can have a significant influence on the Company's results of operations and are subject to change by the responsible governmental agencies. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the various countries. The Company cannot predict what future laws and regulations might be passed that could have a material effect on the Company's results of operations. The Company assesses the impact of significant changes in laws and regulations on a regular basis and updates the assumptions used to prepare its financial statements accordingly.

     CASH AND EQUIVALENTS: The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     MARKETABLE SECURITIES: Marketable securities, consisting primarily of short-term investments in certificates of deposit and commercial paper, are classified as "available for sale" and are recorded at fair value based on quoted market prices.

     RADIOS AND ACCESSORIES: Radios and accessories are held for sale to customers. Radios and accessories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

     PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided using the straight line method over estimated useful lives as follows:

    Equipment..............................................................   3-10 years
    Computer equipment and software........................................   3-5 years
    Furniture and fixtures.................................................   3 years
    Leasehold improvements.................................................   Life of lease

     Construction in progress includes labor, material, transmission and related equipment, engineering, site development, capitalized interest, and other costs relating to the construction and development of wireless networks. The Company will begin depreciating the cost of the wireless networks over a ten year period upon commencement of commercial operations in each market.

     Expenditures which increase value or extend useful lives are capitalized, while maintenance and repairs are charged to operations as incurred.

     INTANGIBLE ASSETS: Intangible assets consist of SMR licenses, goodwill and trademarks which are recorded at cost. SMR licenses in the countries in which the Company operates are issued conditionally for various periods of time. The SMR licenses are generally renewable providing the licensee has complied with applicable rules and policies. In most instances, the Company believes it has complied and intends to comply

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

1. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) with these standards and is amortizing the related costs using the straight line method over their estimated useful life of 20 years. In some cases, the Company currently is not in compliance with applicable requirements and, where appropriate, has filed requests for extensions with the appropriate government agency. The Company expects that such extension requests will be granted and the risk of having these or any other licenses revoked is remote. The Company begins amortizing the cost of SMR licenses upon commencement of commercial operations in each market. The excess of the purchase price paid over the fair value of net assets acquired is recorded as goodwill and amortized using the straight-line method over its estimated useful life of 20 years. Trademarks are amortized over their respective useful lives.

     INVESTMENTS: The Company's investment in Clearnet is included in investments and other assets and classified as available-for-sale as of the balance sheet date. Accordingly, it is reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity.

     Investments where the Company has the ability to exercise significant influence over operating and financial policies and possesses a voting interest of 50% or less are accounted for using the equity method. The excess of the cost of the Company's investments over the net assets acquired is being amortized over 20 years. Amortization of this excess of $2,361, $3,677 and $3,137 for the years ended December 31, 1995, 1996 and 1997, respectively, is reflected in the accompanying consolidated statements of operations in loss from equity method investments.

     LONG-LIVED ASSETS: Long-lived assets and identifiable intangibles to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is measured by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. The Company determined that as of December 31, 1997, there had been no impairment in the carrying value of long-lived assets.

     REVENUE RECOGNITION: Radio service revenues are recorded when earned. Equipment sales and maintenance revenues are recorded when the related goods and services are delivered. Monthly access charges are billed in advance and recognized as revenue when the services are provided. Rental fee revenue and monthly fixed access charges are recognized in the period service was provided.

     FOREIGN EXCHANGE: Results of the Company's international operations are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated from the designated functional currency to the U.S. dollar using end-of-period rates. The resulting translation gains or losses, if any, are accumulated in the "cumulative translation adjustment" account, a component of stockholders' equity. No translation gains or losses were recorded during the three year period ended December 31, 1997.

     All gains or losses resulting from foreign currency transactions are included in other income or expense in the Company's consolidated statements of operations. During the year ended December 31, 1997, the Company recognized $6,000 of foreign currency transaction gains. There were no foreign currency transactions gains or losses for the years ended December 31, 1995 and 1996.

     During 1997, Nextel Mexico and Nextel Brazil were considered to be operating in "highly inflationary" economies, as defined in Statement of Financial Accounting Standards No. 52, Foreign Currency Translation. Accordingly, Nextel Mexico and Nextel Brazil used the U.S. dollar as their functional currency. Effective January 1, 1998, Nextel Brazil will no longer be considered to be operating in a "highly inflationary" economy and will begin using the Brazilian real as its functional currency. Nextel Mexico will continue to use the U.S. dollar as its functional currency in 1998.

     INCOME TAXES: The Company accounts for U.S. federal income taxes under the asset and liability method. Under this method, deferred income taxes are recorded for the temporary differences between the

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

1. SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) financial reporting basis and tax basis of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. The Company is included in the consolidated tax return of Nextel Communications; however, the income tax accounts of Nextel International are stated as if the Company filed a separate return, which is consistent with the tax sharing agreement between the Company and Nextel Communications.

     Each of the Company's Brazilian and Mexican subsidiaries file a separate tax return.

     NET LOSS PER SHARE: Net loss per share is computed based on the weighted average number of common shares outstanding during the period.

     NEW ACCOUNTING STANDARDS: During 1997, the Company adopted Statements of Financial Accounting Standards No. 128, Earnings per Share, and No. 129, Disclosure of Information about Capital Structure. The adoption of these standards did not have a significant effect on the Company's current or prior year financial statements or disclosures.

     RECLASSIFICATIONS: Certain prior year amounts have been reclassified to conform with the current presentation.

2.  BUSINESS COMBINATIONS AND INVESTMENTS

     NEXTEL SERVICES AND NEXTEL CANMEX: On January 1, 1997, Nextel Services, a wholly owned subsidiary of Nextel Communications, was merged into the Company. Nextel Services includes all amounts associated with the Company's expatriate employees. Subsequent to the merger, all intercompany liabilities were converted to contributed capital.

     On March 3, 1997, Nextel Canmex, a wholly owned subsidiary of Nextel Communications, was merged into the Company. Nextel Canmex is primarily an investment and asset holding company.

     Immediately prior to the merger, all of Nextel Canmex's assets were transferred to Nextel Communications with the exception of an investment in 38% of the outstanding common stock of Nextel Mexico and related assets and 3.7% of the outstanding common stock of Clearnet. The remaining intercompany liability was converted to contributed capital subsequent to the merger.

     As the mergers described above represent transfers of companies under common control, they have been accounted for in a manner similar to poolings of interests. The pooling-of-interests method of accounting is intended to present as a single interest two or more common shareholders' interests which were previously independent; accordingly, the historical financial statements for the periods presented prior to the mergers are restated as though the companies had been combined.

     NEXTEL ARGENTINA: On August 6, 1996, Nextel Communications contributed its investment in Nextel Argentina to the Company. Nextel Argentina has licenses to provide SMR services in the Argentine cities of Buenos Aires, Cordoba, Rosario, and Mendoza.

     As the contribution of Nextel Argentina to the Company represented a transfer of companies under common control, it was accounted for in a manner similar to a pooling of interests. Accordingly, the historical financial statements of the Company for the periods presented prior to the contribution were restated as though Nextel Argentina had been combined.

     On May 6, 1997, the Company contributed its 100% ownership interest in Nextel Argentina into Nextel International (Argentina), Ltd. (the "Argentina Joint Venture"), a joint venture between the Company and Wireless Ventures of Argentina, L.L.C. ("WVA"). WVA's contribution included all of the outstanding common stock of a paging company and two companies that own SMR licenses in Argentina (collectively the "WVA Entities"). During 1997, Nextel Argentina and the WVA Entities were merged, with Nextel Argentina being the surviving entity (the merged entities are herein collectively referred to as "Nextel

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

2.  BUSINESS COMBINATIONS AND INVESTMENTS -- (CONTINUED)
Argentina" subsequent to the formation of the Argentina Joint Venture). The Company has a 50% voting interest and shares equally in the profits and losses of the Argentina Joint Venture. Capital contributions are made equally unless otherwise agreed to by both the Company and WVA. Commencing on May 6, 1997, the Company accounted for its investment in the Argentina Joint Venture under the equity method of accounting.

     On January 30, 1998, the Company acquired the remaining 50% interest in the Argentina Joint Venture from WVA for a purchase price of $46 million in cash. As a result of the purchase, the Company increased its effective ownership interest in Nextel Argentina from 50% to 100%, and will consolidate the accounts of Nextel Argentina commencing February 1, 1998 under the purchase method of accounting. The carrying value of the Company's investment in Nextel Argentina as of January 30, 1998 approximates $63.0 million and will be allocated to the net assets acquired based on their estimated fair values, including licenses and goodwill, which will be amortized over their estimated useful lives of 20 years.

     NEXTEL PHILIPPINES: On June 14, 1996, the Company acquired a 30% interest in Nextel Philippines, a Philippine wireless telecommunications company, for $16 million in cash. Nextel Philippines provides paging services to subscribers in the Philippines through a nationwide license granted by the Philippine government. In addition, Nextel Philippines has a nationwide license to provide digital ESMR services. The Company's investment in Nextel Philippines is accounted for using the equity method. The excess purchase price over the net assets acquired totaled $16.2 million and is being amortized over 20 years.

     The Company has reached an agreement in principle with three groups of local shareholders of Nextel Philippines (the "Philippines Shareholders") and is in the process of finalizing definitive documentation (the "Philippine Partner Agreement") that would: (i) restructure the existing corporate governance arrangements to give the Company increased minority shareholder rights; (ii) provide for the purchase by the Company of existing shareholder loans of the Philippines Shareholders totaling approximately $19.6 million ($2.0 million of which the Company had purchased as of February 19, 1998) which loans, upon purchase by the Company, bear interest at 18% per annum and will be convertible into equity of Nextel Philippines; (iii) provide for the funding by the Company of Nextel Philippines' future capital needs pursuant to loans which could, at the option of the Company, be converted into equity of Nextel Philippines; (iv) provide one Philippine Shareholder group with the right to put its 20% interest in Nextel Philippines to the Company for approximately $9.4 million, beginning on the date which is nine months after closing of the Philippines Partner Agreement; and (v) provide the Company with the right to purchase such shareholder's interest in Nextel Philippines for approximately $11.6 million if the Philippine Shareholder's put right is not exercised. The ability of the Company to convert shareholder loans into equity or to satisfy the Nextel Philippines shareholder put or call rights are subject to applicable Philippine foreign ownership rules. The Company expects to continue to account for its investment in Nextel Philippines using the equity method subsequent to consummating the Philippine Partner Agreement.

     SHANGHAI CCT MCCAW: As of December 31, 1997, the Company maintained a 30% ownership interest in Shanghai CCT-McCaw Telecommunications Systems Co., Ltd. ("Shanghai CCT McCaw"), a Chinese equity joint venture. Shanghai CCT McCaw currently participates in a Global System for Mobile communications network in Shanghai, China (the "Shanghai GSM System") through a profit sharing arrangement (the "Unicom Agreement") with China United Communications, Ltd., the owner of the Shanghai GSM system. Foreign entities or individuals are not permitted to directly own or operate telecommunications systems in China under current law. The Company does not have the right to influence the operations of the Shanghai GSM System and therefore accounts for its investment in Shanghai CCT McCaw under the cost method.

     Under the Unicom Agreement as amended, Shanghai CCT McCaw has the right to receive 40.2% of the profits, as defined, of the Shanghai GSM System. The Company, through its 30% interest in Shanghai CCT McCaw and Shanghai CCT McCaw's right to receive 40.2% of the profits of the Shanghai GSM System, has

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

2. BUSINESS COMBINATIONS AND INVESTMENTS -- (CONTINUED) the right to receive approximately 12.1% of the profits of the Shanghai GSM System. Cash payments are made to the Company from Shanghai CCT McCaw in the form of distributions, which are made at the discretion of Shanghai CCT McCaw's board of directors. Through December 31, 1997, the Company has received distributions totaling $1,218 which have been remitted to Shanghai CCT McCaw in the form of a loan (See Note 11).

     NEXTEL MEXICO: Through a series of investments from March 1995 to December 1996, Nextel Canmex acquired approximately 30.1% of the outstanding shares of Nextel Mexico, a Mexican company with licenses to provide SMR services in various cities in Mexico, including Mexico City, Guadalajara, Monterey, and Tijuana. Upon acquiring a 30.1% ownership interest in Nextel Mexico, the Company commenced accounting for Nextel Mexico using the equity method of accounting.

     In January 1997, Nextel Communications purchased additional common shares of Nextel Mexico at a cost of $16.6 million, in exchange for shares of Nextel Communications Common Stock. Such interest was simultaneously contributed to the Company. In February 1997, Nextel Mexico shareholders approved a $27.0 million capital call (the "Nextel Mexico Capital Call"), and the Company funded its pro rata share (approximately $10.3 million) with a cash contribution. On April 16, 1997, the Company purchased additional shares of Nextel Mexico by funding the unsubscribed portion of the Nextel Mexico Capital Call (approximately $11.1 million), thereby increasing the Company's ownership interest to approximately 46.3%.

     Through a series of transactions from June 30, 1997 to December 12, 1997, the Company acquired substantially all of the remaining shares of Nextel Mexico at an aggregate cost of $104.5 million, thereby increasing the Company's equity interest in Nextel Mexico to approximately 100%. Approximately $22.1 million of the purchase price was paid in January 1998 and is included in accrued expenses and other as of December 31, 1997.

     Upon obtaining greater than 50% of the outstanding common stock and obtaining control of Nextel Mexico, on September 1, 1997 the Company commenced consolidating the accounts of Nextel Mexico under the purchase method of accounting. The total purchase price of the Company's investment in Nextel Mexico was approximately $199.7 million and was allocated to the net assets acquired based on their estimated fair values, including licenses and goodwill, which are being amortized over their estimated useful lives of 20 years.

     During the year ended December 31, 1995, the Company recorded a $15.0 million charge to operations representing an other than temporary decline in the fair value of this investment as a result of the decline in the Mexican peso.

     CLEARNET: The Company owns 1,596,067 shares of common stock representing 3.7% of Clearnet. Clearnet provides analog SMR and ESMR services in Canada and holds a nationwide license to provide PCS services in Canada. The Company's investment in Clearnet is accounted for at fair market value. The market value of Clearnet common stock at December 31, 1997 was $11 3/8 per share.

     As a condition of the high-yield offering (See Note 17), Nextel Communications agreed to transfer securities representing 6,777,778 shares of common stock of Clearnet (or an approximately 15.7% equity interest in Clearnet) to the Company in exchange for Series A Redeemable Exchangeable Preferred Stock of the Company with a value to be determined at the date of the exchange based on the current fair value of the contributed Clearnet shares, net of tax.

     NEXTEL BRAZIL: On January 30, 1997, Nextel Communications purchased 81% of the issued and outstanding capital stock of Nextel Brazil from Telcom Ventures, Inc. and affiliates (collectively "Telcom Ventures") in exchange for $186.3 million in Nextel Communications Class A Common Stock ("Nextel Common Stock"). Nextel Communications' investment in Nextel Brazil was simultaneously contributed to the Company. Nextel Brazil and its subsidiaries hold or have options to acquire licenses to provide SMR services in 23 cities in Brazil including Sao Paulo, Rio de Janeiro, Belo Horizonte, Curitiba, and Brasilia.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

2.  BUSINESS COMBINATIONS AND INVESTMENTS -- (CONTINUED)
Telcom Ventures has the right between October 31, 2001 and November 1, 2003, to require the Company to redeem their 19% interest in Nextel Brazil at fair market value as determined pursuant to an appraisal procedure. The Company is currently required to fund 100% of Nextel Brazil's capital requirements until April 30, 1999 when Telcom Ventures must either: (i) contribute its pro rata share plus accrued interest or (ii) dilute its ownership interest. Dividends may be declared at the discretion of Nextel Brazil's board of directors and are allocated based on the ownership percentages in effect at the date of declaration. No dividends have been declared to date.

     The total cost of the acquisition, which was accounted for as a purchase, was $187.2 million and was allocated to the net assets acquired based on their estimated fair values, including licenses and goodwill, which are being amortized over their estimated useful lives of 20 years.

     MCS: On September 26, 1997, Nextel S.A. acquired 49% of the capital stock of MCS Radio Telefonia, Ltda. ("MCS"), an indirect wholly owned subsidiary of Motorola, an option to purchase the remaining 51% of the capital stock of MCS upon receipt of the approval of the applicable Brazilian regulatory authorities, and certain assets of MCS. Upon the approval from Brazilian regulatory authorities, the option for the remaining 51% will be exercisable for approximately $3.2 million. In connection with the transaction, Motorola, through a wholly owned subsidiary, acquired 5% of the outstanding capital stock of Nextel S.A. MCS owns SMR licenses in 13 of the largest Brazilian cities, including Sao Paulo, Rio de Janeiro and Belo Horizonte. Immediately subsequent to the acquisition, the Company, through its 81% equity interest in Nextel Brazil and Nextel Brazil's 95% equity interest in Nextel S.A. held a 77% equity interest in Nextel S.A.

     The total cost of the acquisition, which was accounted for as a purchase, was $19.3 million and was allocated to the net assets acquired based on their estimated fair values, including licenses and goodwill, which are being amortized over their estimated useful lives of 20 years.

     INDONESIA: On August 15, 1997, the Company entered into a preliminary agreement with PT Gunung Sewu Kencana ("GSK"), a large diversified Indonesian company, which gives the Company the right, upon receipt of required regulatory approval, to purchase a 37.5% interest in PT Mitra Kencana Telekomunindo ("MKT"), an Indonesian corporation owned by GSK. MKT holds a provisional license for 80 SMR channels in Indonesia that can be converted into an operating license upon satisfaction of certain regulatory approvals. Although the Company believes that MKT presents it with significant opportunities to expand its SMR network in Asia, the Company does not intend to make any substantial investment in MKT until the economic and political conditions in Indonesia, and the economic conditions in Asia generally, have stabilized. To date, the Company has advanced $1.5 million to MKT in the form of a loan that is guaranteed by GSK.

     NEXTEL PERU: On January 29, 1998, the Company acquired a 70.1% interest in Valorcom S.A. ("Nextel Peru"), a Peruvian wireless telecommunications company, for $27.9 million, of which $7.0 million was paid at the acquisition date. The remaining balance of $20.9 million is to be paid in the form of capital contributions over approximately six months. Nextel Peru, holds through its subsidiaries, licenses to operate 138 SMR channels in the greater Lima area. Motorola, through an indirect subsidiary, holds a 19.9% interest in Nextel Peru. The Company's investment in Nextel Peru is expected to be accounted for as a purchase. Nextel Peru's historical operations are insignificant relative to the results of the Company.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

2.  BUSINESS COMBINATIONS AND INVESTMENTS -- (CONTINUED)
     PRO FORMA INFORMATION: The following summarized pro forma (unaudited) information is for the years ended December 31, 1996 and 1997 and assumes the Nextel Argentina, Nextel Mexico, Nextel Brazil and MCS transactions had occurred on January 1, 1996.

                                                                     1996           1997
                                                                  -----------    -----------
    Revenues...................................................   $    24,697    $    26,312
                                                                   ==========     ==========
    Net loss...................................................   $   (55,245)   $   (89,717)
                                                                   ==========     ==========
    Net loss per share, basic and diluted......................   $     (1.51)   $     (2.46)
                                                                   ==========     ==========
    Weighted average shares outstanding........................    36,500,000     36,500,000
                                                                   ==========     ==========

     The above amounts consolidate the historical results of Nextel Argentina, the WVA Entities, Nextel Mexico, Nextel Brazil and MCS prior to the acquisitions and reflect adjustments for the recognition of the minority ownership interests and the amortization of licenses and goodwill. The pro forma information is not necessarily indicative of the results that would actually have occurred had the transactions been consummated on the date indicated, nor are they necessarily indicative of future operating results of the Company.

3.  NOTES RECEIVABLE

     At December 31, 1996, notes receivable consisted of the following:

    Due from affiliated companies...............................................   $5,378
    Due from officer of Nextel Communications...................................      250
    Interest receivable.........................................................       76
                                                                                   ------
                                                                                   $5,704
                                                                                   ======

     All of the balances outstanding as of December 31, 1996 plus accrued interest were transferred to Nextel Communications prior to the merger of Nextel Canmex and the Company.

4.  INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     Balances at December 31, 1996 consist of the Company's 30% interest in Nextel Philippines and its results of operations from June 14, 1996 (date of acquisition) to December 31, 1996, 30.1% of Nextel Mexico and its results of operations for the year ended December 31, 1996 and the Company's investment in Shanghai CCT McCaw, accounted for under the cost method. At December 31, 1997, investments in unconsolidated subsidiaries consists of the Company's 30% interest in Nextel Philippines and its results of operations for the year ended December 31, 1997, the Company's 50% interest in the Argentina Joint Venture and its results of operations from May 6, 1997 (date of inception) to December 31, 1997, and the Company's investment in Shanghai CCT McCaw, accounted for under the cost method.

     Summarized financial information for the Company's investments in unconsolidated subsidiaries accounted for on the equity method as of and for the year ended December 31, 1996 and 1997 is as follows:

                                                                         1996        1997
                                                                        -------    --------
    Assets...........................................................   $57,605    $133,315
    Liabilities......................................................    38,453     111,997
    Operating loss...................................................     6,123      12,167

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

5.  PROPERTY, PLANT AND EQUIPMENT

                                                                          1996       1997
                                                                         ------    --------
    Land..............................................................   $   --    $     85
    Leasehold improvements............................................       16       1,442
    Equipment.........................................................      245      59,836
    Furniture and fixtures............................................      124         990
    Construction in progress..........................................    8,392      75,849
                                                                         ------    --------
                                                                          8,777     138,202
    Less accumulated depreciation and amortization....................      (74)     (1,992)
                                                                         ------    --------
                                                                         $8,703    $136,210
                                                                         ======    ========

     For the year ended December 31, 1997, the Company capitalized $2,511 of interest related to expenditures for construction of significant additions to property, plant and equipment. No interest expense was capitalized during the years ended December 31, 1995 and 1996.

6.  INTANGIBLE ASSETS

                                                                         1996        1997
                                                                        -------    --------
    Licenses.........................................................   $10,878    $429,258
    Goodwill.........................................................        --     109,894
    Trademarks and other.............................................        --       1,512
                                                                        -------    --------
                                                                         10,878     540,664
    Less accumulated amortization....................................        --     (14,664)
                                                                        -------    --------
                                                                        $10,878    $526,000
                                                                        =======    ========

7.  DUE TO PARENT

     At December 31, 1996, due to parent represents amounts paid by Nextel Communications on behalf of the Company since the Company's inception to fund its operations and investments. In February 1997, the remaining amount due to parent was converted to capital in connection with the merger of Nextel Canmex and Nextel Services into the Company. (See Note 2.)

     At December 31, 1997, due to parent represents amounts owed to Nextel Communications as consideration for certain assets transferred to the Company as well as amounts due under the terms of the tax sharing agreement between the Company and Nextel Communications. These liabilities are to be extinguished as a condition of the high-yield offering (See Note 17) through the issuance of Series A Redeemable Exchangeable Preferred Stock of the Company with a value to be determined based on the fair value of the extinguished liability.

8.  LONG-TERM DEBT

                                                                                   1997
                                                                                 --------
    13% Senior discount notes due 2007, net of unamortized discount of
      $411,571................................................................   $539,892
    Nextel Brazil equipment financing, at 2.5% over prime rate
      (11% at December 31, 1997)..............................................     50,250
    Nextel Mexico equipment financing, at rates varying from 9.7% to 14.7%....      9,878
                                                                                 --------
                                                                                  600,020
    Less current portion......................................................     (2,211)
                                                                                 --------
                                                                                 $597,809
                                                                                 ========

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

8.  LONG-TERM DEBT -- (CONTINUED)
     SENIOR DISCOUNT NOTES: In March 1997, the Company issued through a private placement 951,463 units generating approximately $482.0 million in net proceeds. Each unit is comprised of a 10-year senior discount note (the "Notes") (with a principal amount due at maturity of $1,000) and one warrant to purchase .38748 shares of Company's common stock (the Warrant) (See Note 12). The Notes have a 13% yield to maturity, are noncallable until April 15, 2002, and require no interest payments for the first five years. Interest on the Notes is payable in cash on each April 15 and October 15, commencing October 15, 2002. The Company is restricted from paying dividends under the terms of the Notes, and the Notes contain covenants restricting certain transactions.

     NEXTEL BRAZIL EQUIPMENT FINANCING: In October, 1997, Nextel Brazil and Motorola Credit Corp. a subsidiary of Motorola ("Motorola Credit"), entered into an equipment financing agreement whereby Motorola Credit agreed to provide up to $125 million in revolving loans (the "Brazil Motorola Financing") to Nextel Brazil to be used to acquire infrastructure equipment and related services from Motorola. The Brazil Motorola Financing is repayable in semi-annual installments over 42 months commencing June 30, 2000 and bears interest at an annual rate periodically determined by the Company of either the LIBOR rate plus 463 basis points or the prime rate plus 250 basis points. Currently, the Brazil Motorola Financing bears an interest rate of prime rate plus 250 basis points (11% at December 31, 1997). Pursuant to the Brazil Motorola Financing, the revolving loans are secured by a first priority lien on substantially all of Nextel Brazil's assets, a pledge of all of the stock of Nextel Brazil and its subsidiaries, including Nextel S.A., and guarantees by the Company and Motorola International Development Corporation (which indirectly holds a 5% equity interest in Nextel S.A.) of 93.9% and 6.1%, respectively, of Nextel Brazil's obligations under such financing. The Brazil Motorola Financing prohibits the payment of dividends by Nextel S.A. until the existing loan balance is paid in full and contains covenants restricting certain transactions and requiring the maintenance of certain financial ratios. As of December 31, 1997, approximately $35.5 million of the Company's cash, cash equivalents and marketable securities have been restricted for use as future equity investments in Nextel Brazil and its subsidiaries.

     NEXTEL MEXICO EQUIPMENT FINANCING: Nextel Mexico holds several secured financing agreements, with various payment terms and maturities through 2007 and interest rates ranging from 9.7% to 14.7%. The term loans are secured by a first priority lien on substantially all of Nextel Mexico's assets. Additionally, the shares of one of Nextel Mexico's subsidiaries are pledged as collateral for the loan denominated in Mexican pesos. At December 31, 1997 loans made in Mexican pesos total approximately $176. All remaining notes are payable in U.S. dollars.

     For the years subsequent to December 31, 1997, annual maturities of long-term obligations are as follows:

                                                            PAYABLE IN       PAYABLE IN
                                                           MEXICAN PESOS    U.S. DOLLARS      TOTAL
                                                           -------------    ------------    ----------
1998....................................................       $ 176         $     2,035    $    2,211
1999....................................................          --               2,105         2,105
2000....................................................          --              11,823        11,823
2001....................................................          --              10,989        10,989
2002....................................................          --              15,593        15,593
Thereafter..............................................          --             968,870       968,870
                                                                ----          ----------    ----------
                                                                 176           1,011,415     1,011,591
Less unamortized discount...............................          --             411,571       411,571
                                                                ----          ----------    ----------
                                                               $ 176         $   599,844    $  600,020
                                                                ====          ==========    ==========

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The carrying amounts and fair values of the Company's financial instruments at December 31, 1996 and 1997 are as follows:

     CURRENT ASSETS AND CURRENT LIABILITIES: The carrying amounts of these items are a reasonable estimate of their fair value.

     SHANGHAI CCT MCCAW: Included in investments in unconsolidated subsidiaries is the Company's investment in Shanghai CCT McCaw, accounted for under the cost method. As there is no active market for this investment, it is impracticable to estimate its fair value.

     INVESTMENTS AND OTHER ASSETS: Included in investments and others assets is the Company's investment in Clearnet, which approximates its fair value of $17,607 and $18,155 based on its current stock price of $11 and $11 3/8 per share as of December 31, 1996 and 1997, respectively.

     LONG-TERM DEBT: At December 31, 1997, the fair value of the Notes is estimated based on quoted market prices and exceeds their carrying value by $11,957. Fair value of the Company's equipment financing agreements is estimated based on the Company's current borrowing rates and approximates carrying value at December 31, 1997 (See Note 8).

     INVESTMENT PURCHASE AND SALES OPTIONS: The Company maintains or has granted certain stock purchase and sale rights in connection with its investments in Nextel Brazil and Nextel Philippines (See Note 2). The Company believes that a reasonable estimate of the fair value of these instruments is not practicable to determine as of December 31, 1997, as there is no active market for such instruments.

10.  INCOME TAXES

     The components of income tax benefit (provision) for each of the three years ended December 31 are as follows:

                                                                 1995       1996       1997
                                                                -------    -------    -------
    Current:
      Federal................................................   $(2,119)   $(1,355)   $(1,745)
    Deferred:
      Foreign................................................        --         --      8,027
                                                                -------    -------    -------
    Total income tax benefit (provision).....................   $(2,119)   $(1,355)   $ 6,282
                                                                =======    =======    =======

     The reconciliation of income taxes computed at the statutory rate to the income tax benefit for each of the three years ended December 31 is as follows:

                                                                1995       1996        1997
                                                               -------    -------    --------
    Income tax provision (benefit) at statutory rate........   $(5,412)   $(3,781)   $(27,095)
    Nonconsolidated subsidiary adjustments..................     7,430      2,209       2,559
    Other...................................................         6        330       1,470
    Increase in valuation allowance.........................        95      2,597      16,784
                                                               -------    -------    --------
    Tax provision (benefit).................................   $ 2,119    $ 1,355    $ (6,282)
                                                               =======    =======    ========

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

10.  INCOME TAXES -- (CONTINUED)
     Deferred taxes as of December 31 consist of the following:

                                                                         1996        1997
                                                                        -------    --------
    Deferred tax assets:
    Operating loss carryforwards.....................................   $ 2,692    $ 29,088
    Deferred interest................................................        --      17,019
    Other............................................................        --       1,714
                                                                        -------    --------
                                                                          2,692      47,821
    Valuation allowance..............................................    (2,692)    (40,654)
                                                                        -------    --------
                                                                             --       7,167
                                                                        -------    --------
    Deferred tax liabilities:
    Intangibles......................................................        --     126,172
    Unrealized gain on investment....................................     1,562       1,772
                                                                        -------    --------
                                                                          1,562     127,944
                                                                        -------    --------
    Net deferred tax liability.......................................   $ 1,562    $120,777
                                                                        =======    ========

     At December 31, 1997, the Company had approximately $67.8 million of net operating loss carryforwards for Mexican income tax purposes which expire through 2007. Additionally, the Company had approximately $13.7 million of net operating loss carryforwards for Brazilian income tax purposes which have no expiration date and can only be utilized up to the limit of 30% of taxable income for the year. The Company may be limited in its ability to use tax net operating losses in any one year depending on its ability to generate sufficient taxable income.

11.  COMMITMENTS AND CONTINGENCIES

     OPERATING LEASE COMMITMENTS: The Company leases various cell sites and office facilities under operating leases with terms of one to five years. Total rent expense under operating leases for the years ended December 31, 1995, 1996 and 1997 totaled $50, $161 and $3,325, respectively.

     Future minimum lease payments for years ending after December 31, 1997 under operating leases that have initial noncancelable lease terms exceeding one year are as follows:

    1998.......................................................................   $ 7,912
    1999.......................................................................     8,048
    2000.......................................................................     7,601
    2001.......................................................................     6,813
    2002.......................................................................     5,843
    Thereafter.................................................................    16,136
                                                                                  -------
                                                                                  $52,354
                                                                                  =======

     PURCHASE COMMITMENTS: Motorola is the principal supplier of the Company's ESMR infrastructure equipment and handsets. During the year ended December 31, 1997, the Company acquired approximately $87,300 in infrastructure equipment and related services from Motorola and has committed to purchase $140,000 of additional infrastructure equipment and related services. As of December 31, 1997 the Company's consolidated balance sheets include amounts payable to Motorola related to such purchases of $11,905 in accounts payable and $50,250 in long-term debt (See Note 8). As of February 19, 1998, cash and cash equivalents contractually restricted for future purchases, representing primarily Motorola equipment, is $59,928, of which $33,525 was restricted as of December 31, 1997.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

11.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
     FINANCING COMMITMENTS: Since March 1996, the Company has advanced Shanghai CCT McCaw $12,483, of a total maximum commitment of $13,200, to fund the buildout of the Shanghai GSM System. The amount outstanding as of December 31, 1997 totals $11,253, bears interest at 7% per annum and requires payments of principal and interest in four annual installments, commencing December 31, 1997. Due to the lack of significant control over the Company's investment in Shanghai CCT McCaw, the note is recorded as an addition to the Company's investment in Shanghai CCT McCaw.

     FINANCING GUARANTEES: In June 1997, Nextel Philippines and Motorola entered into an equipment financing agreement (the "Philippines Motorola Financing"), pursuant to which Motorola agreed to provide up to $14.7 million in term loans, denominated in U.S. dollars, to Nextel Philippines to finance the acquisition of infrastructure equipment and related services from Motorola. The terms of the Philippines Motorola Financing provides for a maturity of two years and an annual interest rate of LIBOR plus 506 basis points. Pursuant to the Philippines Motorola Financing, the term loans are secured by a first priority lien on substantially all of Nextel Philippines' assets and guarantee of such financing by the Company. As of December 31, 1997, Nextel Philippines has borrowed the maximum amount available under the Philippines Motorola Financing.

12.  COMMON STOCK WARRANTS

     In March 1997, the Company issued through a private placement, 951,463 units consisting of one 10-year senior discount note (See Note 8), and one warrant to purchase .38748 shares of the Company's common stock (the "Warrant"). The Warrants are exercisable at a price of $9.99 per share any time after March 6, 1998 and prior to March 6, 2007. The Warrants entitle the holders to purchase, in the aggregate, approximately 368,673 shares of the Company's common stock which approximates 1% of the current outstanding shares on a fully diluted basis as of December 31, 1997.

13.  EMPLOYEE BENEFIT PLANS

  Nextel Communications Incentive Equity Plan:

     Certain of the Company's employees participate in Nextel Communications' Incentive Equity Plan (the "Nextel Plan"). Generally, options outstanding under the Nextel Plan (i) are granted at prices equal to or exceeding the market value of Nextel Communications' stock on the grant date; (ii) vest ratably over either a four or five year service period; and (iii) expire ten years subsequent to award.

     A summary of the Nextel Plan activity related to the Company's employees is as follows:

                                                                         OPTION         WEIGHTED AVERAGE
                                                        SHARES        PRICE RANGE        EXERCISE PRICE
                                                        -------    ------------------   ----------------
Outstanding, December 31, 1995.......................    81,500     $14.87    -  $18.37      $15.63
     Granted.........................................    59,700      15.12                    15.12
     Canceled........................................    (5,100)     14.87    -   15.12       14.88
                                                        -------    -------    -------       -------
Outstanding, December 31, 1996.......................   136,100      15.12    -   18.37       15.44
     Granted.........................................   175,550      15.12    -   23.81       15.52
                                                        -------    -------    -------       -------
Outstanding, December 31, 1997.......................   311,650     $15.12    -  $23.81      $15.11
                                                        =======     ======     ======   =============
Exercisable, December 31, 1997.......................    55,420     $14.87    -  $18.37      $15.37
                                                        =======     ======     ======   =============

  Nextel International Employee Stock Option Plan:

     On June 23, 1997, the board of directors adopted the 1997 Nextel International Employee Stock Option Plan (the "Company Plan"), under which certain of the Company's employees participate. Generally, options outstanding under the Company Plan (i) are granted at fair value, based on periodic valuations of the

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

13.  EMPLOYEE BENEFIT PLANS -- (CONTINUED)
Company using standard industry valuation techniques; (ii) vest ratably over a four year service period; and (iii) expire ten years subsequent to award.

     A summary of Company Plan activity is as follows:

                                                                                           WEIGHTED
                                                                                 OPTION    AVERAGE
                                                                                  PRICE    EXERCISE
                                                                      SHARES      RANGE     PRICE
                                                                    ----------   -------   -------
Outstanding, December 31, 1996...................................           --   $    --   $    --
  Granted........................................................    1,621,000     10.00     10.00
  Canceled.......................................................       30,000     10.00     10.00
                                                                                 -------   -------
                                                                                       -         -
                                                                     ---------
Outstanding, December 31, 1997...................................    1,591,000   $ 10.00   $ 10.00
                                                                     =========   ========  ========
Exercisable, December 31, 1997...................................           --   $    --   $    --
                                                                     =========   ========  ========

     The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. If the Company had elected to recognize compensation expense based on the fair value of the awards granted in 1997 consistent with the provisions of SFAS 123, Accounting for Stock Based Compensation, the Company's net loss and net loss per common share for the year ended December 31 would have been increased to the pro forma amounts indicated below:

                                                                                       1997
                                                                                     --------
Net loss:
  As reported.....................................................................   $(73,948)
                                                                                     ========
  Pro forma.......................................................................   $(76,024)
                                                                                     ========
Loss per common share, basic and diluted:
  As reported.....................................................................   $  (2.03)
                                                                                     ========
  Pro forma.......................................................................   $  (2.08)
                                                                                     ========
Weighted average fair value of options granted....................................   $   6.59
                                                                                     ========

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Expected stock price volatility....................................................        53%
Risk-free interest rate............................................................       6.6%
Expected life of options...........................................................    8 years
Expected dividend yield............................................................      0.00%

     The Company's stock options are not transferable, and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Company has based its assumption for stock price volatility on the historical variance of weekly closing prices of Nextel Communications' stock. The risk-free rate of return used equals the yield on eight year zero-coupon U.S. Treasury issues on the grant date. No discount was applied to the value of the grants for non-transferability or risk of forfeiture.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

13.  EMPLOYEE BENEFIT PLANS -- (CONTINUED)
  Stock Appreciation Rights:

     On November 1, 1996, the Company adopted a Stock Appreciation Rights Plan (the "SAR Plan"), which was effective as of November 1, 1995, whereby selected employees and agents of the Company may be granted rights to share in the future appreciation in the value of the Company. Such rights do not represent an equity interest in the Company, only a right to compensation under the terms of the plan.

     The Company retroactively granted 1,140,000 rights under the plan, at an exercise price of $10.00 per right, on dates ranging from October 1, 1995 to December 31, 1996, with vesting periods of four years. Under the provisions of the plan, the number of shares used in calculating the fair value per share is adjusted periodically to reflect capital contributed to the Company by its parent. This adjustment is generally only for purposes of valuing the SAR's. It does not necessarily reflect the actual issuance of additional shares of common stock. Rights under the plan may not be exercised until 50% of the employee's grant has vested. As of December 31, 1996 and 1997, there were 1,240,000 and 25,000 rights outstanding, respectively. None of the rights are exercisable under the terms of the plan.

     In conjunction with the adoption of the 1997 Stock Option Plan, the board of directors also approved a plan to terminate the SAR Plan. Each holder of SARs granted previously has been given the option to exchange the SARs for stock options to be granted at fair value under the 1997 Stock Option Plan. As of December 31, 1997, 1,070,000 rights have been exchanged for options under the 1997 Stock Option Plan and 25,000 SARs remain outstanding. With respect to SAR holders who elected not to exchange their SARs for stock options, the Company will continue to be obligated by the terms and conditions of the SAR agreements previously entered into with such holders.

  Employee Benefit Plan:

     Certain officers and employees of the Company are eligible to participate in Nextel Communications' defined contribution plans pursuant to Section 401(k) of the Internal Revenue Code. The Company provides a matching contribution of $.50 for every $1.00 contributed by the employee up to 4% of each employee's salary. Such contributions were approximately $0, $10, and $29 for the years ended December 31, 1995, 1996 and 1997, respectively. At December 31, 1997, the Company had no other pension or post employment benefit plans.

14.  RELATED PARTIES

     Nextel Communications performs certain administrative functions for the Company, consisting of accounting, legal and other services, totaling $504 and $318 for the years ended December 31, 1996 and 1997, respectively. No amounts were incurred for the year ended December 31, 1995 due to the limited operations of the Company.

     At December 31, 1997, Motorola owned approximately 19.9% and 100% of Nextel Communications' outstanding Class A and Class B common stock, respectively. The Company maintains various business relationships with Motorola, including purchases of infrastructure equipment and handsets, equipment financing agreements, and joint venture partnerships (See Notes 2, 8 and 11).

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

15.  GEOGRAPHICAL SEGMENT INFORMATION

     The Company's operations are principally located in three geographic areas:
Brazil, Argentina and Mexico. The following is a summary of data by geographic area for the three years ended December 31, 1995, 1996 and 1997 and as of December 31, 1996 and 1997:

                                                                  1995       1996         1997
                                                                  -----    --------    ----------
Net sales to unaffiliated customers
     Brazil....................................................   $  --    $     --    $    9,605
     Argentina.................................................      --          --            60
     Mexico....................................................      --          --         3,348
     Corporate and other.......................................      --          --             2
                                                                  -----    --------    ----------
                                                                  $  --    $     --    $   13,015
                                                                  =====    ========     =========
Net operating loss
     Brazil....................................................   $  --    $     --    $  (28,436)
     Argentina.................................................     (24)     (2,738)       (1,257)
     Mexico....................................................      --          --        (3,718)
     Corporate and other.......................................    (272)     (6,748)       (6,147)
                                                                  -----    --------    ----------
                                                                  $(296)   $ (9,486)   $  (39,558)
                                                                  =====    ========     =========

                                                                             1996         1997
                                                                           --------    ----------
Total assets
     Brazil....................................................            $     --    $  420,242
     Argentina.................................................              22,362            --
     Mexico....................................................                  --       288,695
     Corporate and other.......................................             177,005       414,101
                                                                           --------    ----------
                                                                           $199,367    $1,123,038
                                                                           ========     =========

     The Company's investment in Nextel Mexico was accounted for under the equity method prior to September 1, 1997. Nextel Brazil was purchased effective January 30, 1997. Accordingly, no segmented information is reflected as of December 31, 1996 and for the years ended December 31, 1995 and 1996 for Nextel Brazil and Nextel Mexico.

     In May 1997, the Company reduced its effective ownership interest in Nextel Argentina to 50%; therefore, the accompanying table only includes the net sales, operating losses and assets of Nextel Argentina prior to May 6, 1997. As the Company's investment in Nextel Argentina is accounted for under the equity method of accounting, as of December 31, 1997, the related asset is reflected in Corporate and other.

     Corporate and other includes operating losses relating to the selling, general and administrative expenses of the Company's corporate offices for the years ended December 31, 1995, 1996 and 1997. Total assets consist mainly of cash and cash equivalents, marketable securities and investments in unconsolidated subsidiaries at December 31, 1996 and 1997.

                  NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

16.  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                         FIRST      SECOND      THIRD       FOURTH
                                                        -------    --------    --------    --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1997
Revenues.............................................   $ 1,460    $  2,504    $  3,085    $  5,966
Operating loss.......................................    (5,930)     (8,571)     (9,674)    (15,383)
Net loss.............................................    (9,811)    (18,338)    (20,621)    (25,178)
Net loss per common share, basic and diluted.........     (0.27)      (0.50)      (0.56)      (0.69)
1996
Revenues.............................................   $    --    $     --    $     --    $     --
Operating loss.......................................      (829)     (2,043)     (3,475)     (3,139)
Net loss.............................................    (1,348)     (2,451)     (4,347)     (4,330)
Net loss per common share, basic and diluted.........     (0.04)      (0.07)      (0.12)      (0.12)

17.  PENDING DEBT TRANSACTIONS

     HIGH-YIELD OFFERING: The Company is planning to issue $300 million of senior discount notes due 2008 (the "Notes") in March 1998. The Notes are expected to be unsecured obligations of the Company and are expected to carry a market interest rate. The Notes are being privately placed. The indenture governing the Notes is expected to contain substantial covenants and restrictions.

     NEXTEL ARGENTINA FINANCING: Nextel Argentina entered into a binding commitment letter with The Chase Manhattan Bank for a $100 million Senior Secured credit facility (the "Argentina Financing"), primarily to fund infrastructure equipment expenditures, development, expansion and upgrade of network systems, and spectrum acquisitions. The Argentina Financing is subject to the execution of definitive loan and security documentation and the commitment letter expires on March 27, 1998. The Argentina Financing will be repayable in quarterly installments commencing 30 months after the closing date of the loan, with a 50% balloon payment due at the end of five years. The Argentina Financing will bear interest at an annual rate periodically determined by the Company of either (a) the ABR plus 2.75% (ABR is the highest of the prime rate, the base CD rate plus 1% and the federal funds rate plus 0.5%) or (b) the Eurodollar rate plus 3.75% (Eurodollar rate is the LIBO rate multiplied by the statutory reserve rate). The Argentina Financing is subject to certain capital requirements and covenants and will be secured by first priority liens on substantially all of Nextel Argentina's assets. As of February 19, 1998, there are no amounts outstanding on the Argentina Financing.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired
    Not Applicable

(b) Pro Forma Financial Statements
    Not Applicable

(c) Exhibits

  EXHIBIT NO.     EXHIBIT DESCRIPTION
  -----------   ------------------------
      27.1      Financial Data Schedule

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NEXTEL INTERNATIONAL, INC.

Date: March 2, 1998                       By: /s/ DAVID E. ROSTOV
                                            ------------------------------------
                                            David E. Rostov
                                            Vice President and Chief Financial
                                              Officer